UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Ryder System, Inc.
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Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	Friday, May 14, 2010

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105th Street Miami, Florida 33178

Purpose:	1. To elect three directors as follows: David I. Fuente, Eugene A. Renna and Abbie J. Smith for a three-year term expiring at the 2013 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2010 fiscal year.

3. To reapprove the performance criteria under the Ryder System, Inc. 2005 Equity Compensation Plan.

4. To approve an amendment to the Ryder System, Inc. Stock Purchase Plan for Employees to increase the number of shares issuable under the Plan by 1,000,000.

5. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 19, 2010.

Proxy Voting:	Your vote is important. You may vote:

• via Internet;

• by telephone;

• by mail, if you have received a paper copy of the proxy materials; or

• in person at the meeting.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary

Miami, Florida
March 29, 2010

RYDER SYSTEM, INC.
11690 N.W. 105th STREET
MIAMI, FLORIDA 33178

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2010.

The Company’s Proxy Statement and Annual Report are available online at: http://www.proxyvote.com

INFORMATION ABOUT OUR ANNUAL MEETING

You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2010 Annual Meeting of Shareholders. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

We have elected to take advantage of the Securities and Exchange Commission’s “notice and access” rule that allows us to furnish proxy materials to shareholders online. We believe electronic delivery will expedite the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about March 29, 2010, we mailed to shareholders either (i) a Notice of Internet Availability (Notice) containing instructions on how to access our proxy materials online or (ii) a printed set of proxy materials which includes this proxy statement, our 2009 annual report and a proxy card. If you receive a Notice by mail, you will not receive a printed copy of the materials, unless you specifically request one. Instructions on how to receive a paper copy of the proxy materials are included in the Notice.

Q:	When and where is the Annual Meeting?

A:	We will hold the Annual Meeting on Friday, May 14, 2010, at 10:00 a.m. Eastern Daylight Time at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178. A map with directions to the meeting can be found on the printed proxy card.

Q:	What am I voting on?

A:	You are voting on four proposals:

1. The election of David I. Fuente, Eugene A. Renna and Abbie J. Smith as directors, each to serve for a three-year term expiring at the 2013 Annual Meeting of Shareholders.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2010 fiscal year.

3. Re-approval of the performance criteria under the Ryder System, Inc. 2005 Equity Compensation Plan (the “2005 Equity Compensation Plan”).

4. Approval of the amendment to the Ryder System, Inc. Stock Purchase Plan for Employees (the “Employee Stock Purchase Plan”) to increase the number of shares issuable under the plan by 1,000,000.

You will also be voting on such other business, if any, as may properly come before the meeting, or any adjournment of the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote:

• FOR the election of each of the director nominees.

• FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2010 fiscal year.

• FOR the re-approval of the performance criteria under the 2005 Equity Compensation Plan.

• FOR approval of the amendment to the Employee Stock Purchase Plan to increase the number of shares issuable under the Plan by 1,000,000.

Q:	Who can vote?

A:	The Board of Directors has set March 19, 2010 as the record date for the Annual Meeting. Holders of Ryder common stock at the close of business on the record date are entitled to vote their shares at the Annual Meeting. As of March 19, 2010, there were 53,251,385 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What is a shareholder of record?

A:	You are a shareholder of record if you are registered as a shareholder with our transfer agent, Wells Fargo Bank, N.A. (Wells Fargo).

Q:	What is a beneficial shareholder?

A:	You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in our records.

Q:	What shares are reflected on my proxy?

A:	Your proxy reflects all shares owned by you at the close of business on March 19, 2010. For participants in our 401(k) Plan, shares held in your account as of that date are included in your proxy, and the proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct.

Q:	How many votes are needed for the proposals to pass?

A:	Our By-Laws provide that, in connection with an uncontested election of directors, as we have this year, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for the election of each director.

Our By-Laws provide that all proposals that require shareholder approval, other than those involving the election of directors, must receive the affirmative vote of the holders of at least a majority of the total number of shares issued and outstanding and entitled to vote in order to be approved. Consequently, each of the other three proposals upon which you are being asked to vote, (1) the ratification of the appointment of PricewaterhouseCoopers LLP, (2) the re-approval of the performance criteria under the 2005 Equity Compensation Plan and (3) the amendment to the Employee Stock Purchase Plan, must receive the affirmative vote of the holders of at least a majority of the total number of shares issued and outstanding and entitled to vote in order to be approved.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership and a form of personal identification. If you wish to vote your shares that are held by a broker or other nominee at the meeting, you must obtain a proxy from your broker or nominee and bring your proxy to the meeting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the Notice and the printed proxy card. You may also vote in person at the Annual Meeting.

If your shares are held in our 401(k) Plan, the proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 11, 2010. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan in the same proportion as those shares in our 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your broker, bank or trustee.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the nominee and bring that legal proxy to the Annual Meeting.

Q:	Who pays the cost of this proxy solicitation?

A:	We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

Q:	What is Householding?

A:	The SEC’s Householding rule affects the delivery of our annual disclosure documents (such as annual reports, proxy statements, notices of internet availability of proxy materials and other information statements) to shareholders. Under this rule, we are allowed to deliver a single set of our annual report and proxy statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to us through our transfer agent, Wells Fargo. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding rule. The Householding rule is designed to reduce the expense of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178, or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Wells Fargo by calling (866) 927-3884, in writing at Wells Fargo Bank, N.A., Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854, or by e-mail at www.wellsfargo.com/shareownerservices. Our 2009 annual report and this proxy statement are also available through our website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Wells Fargo in the manner set forth above.

If a broker or other nominee holds your shares, please contact such holder directly to inquire about the possibility of Householding.

Q:	Who tabulates the votes?

A:	Our Board of Directors has appointed Broadridge Financial Solutions, Inc. (Broadridge) as the independent Inspector of Election. Representatives of Broadridge will count the votes.

Q:	Is my vote confidential?

A:	Yes. The voting instructions of shareholders of record will only be available to the Inspector of Election (Broadridge). Voting instructions for employee benefit plans will only be available to the plans’ trustees and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s bank, broker or trustee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

Q:	What if I abstain from voting on a proposal?

A:	If you sign and return your proxy marked “abstain” on any nominee for director, your shares will be counted for purposes of determining whether a quorum is present, but will not be included in vote totals for that nominee and will not affect the outcome of the vote.

If you sign and return your proxy marked “abstain” on either (1) the proposal for the ratification of the appointment of PricewaterhouseCoopers LLP, (2) the re-approval of the performance criteria under the 2005 Equity Compensation Plan or (3) the approval of the amendment to the Employee Stock Purchase Plan, your shares will be counted for purposes of determining whether a quorum is present. As each of these proposals requires the affirmative vote of the holders of at least a majority of the total number of shares issued and outstanding, a marking of “abstain” on any of these proposals will have the same effect as a vote against the proposal.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” each of the three other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the broker or nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the broker or nominee has expressly not voted.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm is the only proposal set forth in this proxy statement that is considered “routine” under the NYSE rules. If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm even if the broker does not receive voting instructions from you.

Pursuant to the NYSE rules, the proposals regarding (1) re-approval of the performance criteria under the 2005 Equity Compensation Plan and (2) amendment of the Employee Stock Purchase Plan are not deemed to be routine. In addition, on July 1, 2009, the SEC approved a change to the NYSE rules that stated that the election of directors would no longer be considered a “routine” matter, whether or not the election was contested. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of these three proposals.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

	Can Brokers Vote	Impact of
Proposal	Absent Instructions?	Broker Non-Vote

Election of Directors	No	None
Ratification of Auditors	Yes	Not Applicable
Re-approval of the performance criteria under 2005 Equity Compensation Plan	No	Same as a Vote “Against”
Amendment to Employee Stock Purchase Plan	No	Same as a Vote “Against”

Q:	How do I change my vote?

A:	A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures for revoking or changing your proxy.

Q:	When are shareholder proposals for next year’s Annual Meeting due?

A:	To be considered for inclusion in Ryder’s 2011 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 29, 2010. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2011 Annual Meeting of Shareholders (but not required to be included in our proxy statement) at least 90, but no more than 120, days before the one-year anniversary of the 2010 Annual Meeting.

If a shareholder would like to nominate one or more directors for election at the 2011 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2010 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. For a discussion of the types of information that must be provided, please refer to the discussion under “Process for Nominating Directors” on page 19 of this proxy statement. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

Q:	Can I receive future proxy materials electronically?

A:	Yes. If you are a shareholder of record you may, if you wish, receive future proxy statements and annual reports online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing cost.

ELECTION OF DIRECTORS

(Proposal 1)

Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The three directors whose terms expire at the 2010 Annual Meeting of Shareholders are David I. Fuente, Eugene A. Renna and Abbie J. Smith. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board of Directors has nominated Mr. Fuente, Mr. Renna and Ms. Smith for re-election at the 2010 Annual Meeting of Shareholders for a three-year term that expires at the 2013 Annual Meeting of Shareholders, and each have consented to serve if elected.

James S. Beard, L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II, are currently serving terms that expire at the 2011 Annual Meeting of Shareholders. John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton are currently serving terms that expire at the 2012 Annual Meeting of Shareholders.

Our Board of Directors determined that each director nominee qualifies as independent under applicable regulations and the categorical director independence standards adopted by our Board of Directors and set forth under “Director Independence” on page 13 of this proxy statement.

We believe that each of our directors possesses the experience, skills and qualities to fully perform their duties as a director and contribute to our success. Our directors were nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, have an understanding of the interests and issues that are important to our shareholders and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other and each of their respective experiences, skills and qualities. Our directors make up a diverse body in terms of age, gender, ethnic background and professional experience but engender a cohesive body in terms of Board process and collaboration.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

On July 1, 2009, the SEC approved a change to the NYSE rules that stated that the election of directors would no longer be considered a “routine” matter, whether or not the election was contested. Consequently, if you are a beneficial shareholder and do not give your broker instructions, your broker will no longer have the ability to vote in favor of or against the director nominees. We, therefore, urge you to return your proxy card and vote your shares.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2013 ANNUAL MEETING

David I. Fuente, 64, served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and as Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Mr. Fuente was elected to the Board of Directors in May 1998 and is a member of the Compensation Committee and the Finance Committee. The Board nominated Mr. Fuente as a director because of his past experience as a Board Chairman and Chief Executive Officer and years of executive oversight and senior management experience in large, global public companies as well as his operational and significant marketing experience.

Mr. Fuente serves on the Boards of Directors of Office Depot, Inc., Dick’s Sporting Goods, Inc. and Sunrise Senior Living Inc.

Eugene A. Renna, 65, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President and a member of its Board of Directors. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles such as: responsibility for all marketing and refining operations in the Pacific Rim, Africa and Latin America; Executive Vice President of International Marketing and Refining Division; Vice President of Planning and Economics; President of Mobil’s worldwide Marketing and Refining Division; and Executive Vice President and Director of Mobil. Mr. Renna also served as a Director of Fortune Brands, Inc. until December 2007.

Mr. Renna was elected to the Board of Directors in July 2002 and is a member of the Audit Committee and the Finance Committee. The Board nominated Mr. Renna as a director because of his years in senior management positions in large, global public companies as well as his oversight and experience in the areas of marketing and domestic and international operations.

Abbie J. Smith, 56, is the Boris and Irene Stern Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. at Cornell University. The primary focus of her research is corporate restructuring, transparency, and corporate governance. Professor Smith is a co-editor of the Journal of Accounting Research.

Ms. Smith was elected to the Board of Directors in July 2003 and is the Chair of the Audit Committee and a member of the Finance Committee. The Board nominated Ms. Smith as a director because of her accomplished educational background and academic experience in accounting, as well as her published works and significant contributions in the areas of accounting and corporate governance.

Ms. Smith serves on the Boards of Directors of HNI Corporation, DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. She also serves as a trustee of certain Chicago-based UBS Funds.

DIRECTORS CONTINUING IN OFFICE

James S. Beard, 69, served as Vice President of Caterpillar Inc. from 1991 to 2005, with responsibility for the Financial Products Division. His responsibilities included Caterpillar Financial Services Corporation, where he served as President, Caterpillar Insurance Services Corporation, Caterpillar Redistribution Services Inc. and Caterpillar Power Ventures Corporation. He served in the leadership position of Caterpillar Financial Services since its formation in 1981.

Mr. Beard was elected to the Board of Directors in July 2008 and is a member of the Compensation Committee and the Finance Committee. The Board nominated Mr. Beard as a director because of his years of leadership experience in the equipment leasing industry and global operations, as well as his experience in compensation and finance.

Mr. Beard serves on the Boards of Directors of Genesco, Inc. and Rogers Group, Inc. and is a past Chairman of the Equipment Leasing and Finance Association.

John M. Berra, 62, is Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company. Until October 1, 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Mr. Berra was elected to the Board of Directors in July 2003 and is the Chair of the Compensation Committee and a member of the Finance Committee. The Board nominated Mr. Berra as a director because of his years in positions of executive oversight and senior leadership in a global company with a diversified business as well as his experience in global marketing and operations and expertise in technology and engineering.

Mr. Berra serves as an advisory director to the Board of Directors of Emerson Electric Company. He also serves as Chairman of the Fieldbus Foundation, serves on the Board of Trustees of the Dell Children’s Medical Center Foundation of Central Texas and is a past Chairman of the Measurement, Control, and Automation Association.

L. Patrick Hassey, 64, is Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Prior to becoming President and Chief Executive Officer of ATI in October 2003, he was an outside management consultant to ATI executive management.

Mr. Hassey was elected to the Board of Directors in December 2005 and is a member of the Compensation Committee and the Governance Committee. The Board nominated Mr. Hassey as a director because of his experience as a Board Chairman, President and Chief Executive Officer and years in positions of executive oversight and senior leadership in large, global public companies as well as his experience in domestic and international operations.

Mr. Hassey serves on the Boards of Directors of ATI, Allegheny Conference on Community Development, which serves Southwestern Pennsylvania, McGowan Institute for Regenerative Medicine and Pittsburgh Council, Boy Scouts of America.

Lynn M. Martin, 70, served as Secretary of Labor under President George H.W. Bush from 1991 to 1993. Ms. Martin is the President of Martin Hall Group LLC, a consulting firm. She is a regular commentator, panelist, columnist and speaker on issues relating to the changing global economic and political environment. Ms. Martin was the Davie Chair at the J.L. Kellogg Graduate School of Management and a Fellow of the Kennedy School Institute of Politics. Ms. Martin also served on the Boards of Directors of The Procter & Gamble Company and Constellation Energy Group, Inc. until January 2010.

Ms. Martin was elected to the Board of Directors in August 1993 and is a member of the Compensation Committee and the Governance Committee. The Board nominated Ms. Martin as a director because of her prominent regulatory and government experience and expertise, including her leadership experience overseeing the Department of Labor while serving as the Secretary of Labor, as well as other leadership and academic experience.

Ms. Martin serves on the Boards of Directors of AT&T Inc., The Dreyfus Funds and Chicago’s Lincoln Park Zoo. She is also a member of the Council on Foreign Relations and the Chicago Council of Global Affairs.

Luis P. Nieto, Jr., 54, retired as President of the Consumer Foods Group for ConAgra Foods Inc. in 2009. ConAgra Foods is one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company.

Mr. Nieto was elected to the Board of Directors in February 2007 and is a member of the Audit Committee and the Governance Committee. The Board nominated Mr. Nieto as a director because of his senior leadership and executive oversight experience as well as his finance and operational experience, which includes supply chain/logistics oversight, and expertise in brand management/marketing and strategic planning.

Mr. Nieto serves on the Board of Directors of AutoZone, Inc. and is a member of the University of Chicago’s College Visiting Committee.

E. Follin Smith, 50, served until May 2007 as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc., then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Ms. Smith began her career with Armstrong in 1998 as Vice President and Treasurer and was promoted to her last position in March 2000. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Ms. Smith was elected to the Board of Directors in July 2005 and is Chair of the Governance Committee and a member of the Audit Committee. The Board nominated Ms. Smith as a director because of her past experience as Chief Financial Officer and Chief Administrative Officer of public companies and other senior management experience, which includes oversight of finance, human resources, risk management, legal and information technology functions.

Ms. Smith serves on the Board of Directors of Discover Financial Services, and the Boards of Trustees of the University of Virginia’s Darden School Foundation, Davidson College and CENTERSTAGE, in Baltimore, Maryland.

Gregory T. Swienton, 60, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton was elected to the Board of Directors in June 1999. The Board nominated Mr. Swienton as a director because of his current role as Chief Executive Officer and past experience as President and Chief Operating Officer of the Company, as well as other senior leadership experience at large, global public companies and extensive experience in the transportation and supply chain/logistics industries, domestic and international operations and business development.

Mr. Swienton serves on the Board of Directors of Harris Corporation and is on the Board of Trustees of St. Thomas University in Miami.

Hansel E. Tookes, II, 62, retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes was elected to the Board of Directors in September 2002 and is the Chair of the Finance Committee and a member of the Audit Committee. The Board nominated Mr. Tookes as a director because of his past executive oversight and senior management experience of large, global companies with diversified businesses as well as his significant operational experience in the transportation industry and the U.S. military and expertise in government contracts.

Mr. Tookes serves on the Boards of Directors of BBA Aviation plc, Corning Incorporated, FPL Group, Inc. and Harris Corporation.

CORPORATE GOVERNANCE

We maintain a Corporate Governance page on our website at www.ryder.com, which includes our Corporate Governance Guidelines, Principles of Business Conduct and Board Committee Charters. The Corporate Governance Guidelines set forth our governance principles relating to, among other things: director independence (including our categorical director independence standards); director qualifications and responsibilities; Board structure; director resignation policy; director compensation; management succession; and the periodic performance evaluation of the Board. The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and senior financial management. Any changes to these documents and any waivers granted by the Governance Committee with respect to our Principles of Business Conduct will be posted on our website. Any waivers with respect to our Principles of Business Conduct shall also be disclosed in a public filing made with the SEC.

BOARD OF DIRECTORS

Director Independence

It is our policy that a substantial majority of the members of our Board of Directors and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent as required by the NYSE corporate governance listing standards.

To assist it in making independence determinations, our Board of Directors has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. The Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•	Prior Employment of Director. The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•	Employment of Immediate Family Member. (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•	Commercial Relationships. The director is an employee, partner, greater than 10% shareholder or director (or a director’s immediate family member is a partner, greater than 10% shareholder, director or officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•	Indebtedness. A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•	Charitable Relationships. A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2010, in connection with its evaluation of director independence, our Board reviewed transactions in which any of our directors sits on the board of directors of a company that leases vehicles or receives other services from us, such as supply chain or logistics services or dedicated contract carriage. Specifically, each of Mr. Fuente, Mr. Hassey, Ms. Martin, Mr. Nieto, Ms. Abbie J. Smith and Mr. Tookes serve on boards of directors of companies that currently lease vehicles from us or receive other services. In addition, Mr. Berra serves as an executive of a company that leases vehicles from us, and family members of Ms. E. Follin Smith serve or have served as executives of companies that lease or have leased vehicles from us. We reviewed each of these commercial relationships and found that all the transactions between us and the relevant company were made in the ordinary course of business and were negotiated at arms-length. Furthermore, each of these commercial relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton) is independent: James S. Beard, John M. Berra, David I. Fuente, L. Patrick Hassey, Lynn M. Martin, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith and Hansel E. Tookes, II.

Communications with the Board

Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number (7 days a week/24 hours a day), through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Vice President of Internal Audit, the Vice President, Global Compliance and Business Standards/Deputy General Counsel, or on a confidential and/or anonymous basis by way of an external toll-free hotline number, an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

Board Meetings

The Board of Directors held 6 regular and 2 special meetings in 2009. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2009, except for David I. Fuente due to an unforeseen complication as a result of surgery in 2009 from which he has fully recovered. Our independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of our Governance Committee, serving as our lead independent director, presides over these executive Board sessions.

We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board of Directors holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting of Shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors attended the 2009 Annual Meeting of Shareholders.

Board Leadership Structure

The Company combines the positions of CEO and Chair of the Board. The Company believes that the CEO as a Company executive is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board about the Company’s performance and strategies, and preparing agendas for the Board.

In order to mitigate any potential disadvantages of a combined CEO and Chair, the Board has developed the role of a strong lead independent director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning and to uphold effective governance standards. The Board’s practice has historically been that the Governance Committee Chair presides over meetings of the independent directors. The Company’s Corporate Governance Guidelines were recently amended to formalize the role of the lead independent director. The position of the Governance Committee Chair is rotated periodically in accordance with the Company’s Corporate Governance Guidelines and is currently held by E. Follin Smith.

Ms. Smith’s duties as lead independent director include:

•	Presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

•	Serving as the liaison between the Chair and the independent directors;

•	Serving as a liaison between the Board and Management to obtain the types and forms of information that the Board needs;

•	Requesting and previewing information sent to the Board;

•	Working with Management to prepare presentations for the Board;

•	Approving meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, Ms. Smith has the authority to call meetings of the independent directors and if requested by major shareholders, is available for consultation and direct communication with these shareholders to discuss their concerns and expectations.

Board Committees

The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective

Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations.

AUDIT COMMITTEE

Members:	Abbie J. Smith (Chair) Luis P. Nieto, Jr. Eugene A. Renna E. Follin Smith Hansel E. Tookes, II	Number of meetings in 2009:	10

Responsibilities

The Audit Committee is responsible for appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm. The Audit Committee approves the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures. The Audit Committee reviews audit results, financial disclosure and earnings guidance, and is responsible for overseeing investigations into accounting and financial complaints. The Audit Committee also reviews, discusses and oversees the process by which we assess and manage risk.

The Audit Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Chief Financial Officer, our Controller, our Vice President of Internal Audit and representatives of our independent registered certified public accounting firm attend all Audit Committee meetings to assist the Audit Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Audit Committee meetings as appropriate. The Audit Committee also meets individually with each of our Vice President of Internal Audit, representatives of our independent registered certified public accounting firm, and our Chief Financial Officer, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings).

The specific powers and responsibilities of the Audit Committee are set forth in more detail in the Audit Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Audit Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

Independence and Financial Expertise

In addition to the independence standards applicable to all Board members, rules promulgated by the SEC in response to Sarbanes-Oxley require that all members of our Audit Committee meet additional independence standards. Under NYSE rules, each member of the Audit Committee must be financially literate and at least one member must have accounting or related financial management expertise. The SEC requires that at least one Audit Committee member be an “audit committee financial expert.”

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards; meets the enhanced independence standards for audit committee members required by the SEC; is financially literate, knowledgeable and qualified to review financial statements; and qualifies as an “audit committee financial expert” under SEC rules.

COMPENSATION COMMITTEE

Members:	John M. Berra (Chair) James S. Beard David I. Fuente L. Patrick Hassey Lynn M. Martin	Number of meetings in 2009:	6

In addition to the current members, Ms. Christine A. Varney was a member of the Compensation Committee from January 1, 2009 through April 21, 2009, the effective date of her resignation from the Board. Ms. Varney resigned as a member of the Company’s Board of Directors as a result of her appointment by President Barack Obama as an Assistant Attorney General for the Antitrust Division of the Department of Justice.

Responsibilities

The Compensation Committee of our Board of Directors oversees, reviews and approves our executive and director compensation policies and programs and regularly reports to the Board of Directors on these matters. The Compensation Committee is also responsible for approving compensation actions for direct reports to the CEO, and recommending compensation actions for the CEO for consideration by the independent directors. The Compensation Committee approves and recommends the appointment of new officers, and reviews and discusses the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.

The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Compensation Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

Compensation Committee Processes and Procedures

Meetings.  The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities.

Our Chief Human Resources Officer (CHRO) works closely with the Chair of the Compensation Committee prior to each Committee meeting to ensure that the information presented to the Committee in connection with the items to be discussed and/or approved is clear and comprehensive.

The CHRO, CEO, Vice President of Compensation and Benefits and a representative from our legal department attend all regularly-scheduled Compensation Committee meetings to assist the Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.

Authority, Role of Management and Delegation.  The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board of Directors. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee may delegate its responsibilities, including the authority to retain compensation consultants, outside legal counsel and other advisors as the Compensation Committee deems necessary to carry out its duties. The Compensation Committee has not delegated any of its responsibilities to management.

At the Board’s annual succession planning meeting in October of each year, each named executive officer’s performance and succession opportunities are evaluated by the full Board. In February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants.

Beginning at the end of each fiscal year, the independent directors conduct a performance review of the CEO. The evaluation questionnaire is prepared by the Governance Committee, which is responsible for determining and overseeing the process by which the CEO will be evaluated. In February, the Compensation Committee discusses the CEO’s performance review in executive session and formulates its recommendation regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation after consideration of the recommendation of the Compensation Committee.

Use of Compensation Consultants.  The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. Although we do not have a written policy regarding which members of management may engage compensation consultants to assist in the evaluation of executive compensation, historically, in addition to the Compensation Committee, only our CHRO and Vice President of Compensation and Benefits have engaged compensation consultants to assist in the evaluation of executive compensation.

During early 2009, the Compensation Committee determined that, based on the economic environment, it would not adjust or modify the compensation levels of either the CEO or any of the other named executive officers. Consequently, a compensation consultant was not engaged to review competitive market data for the CEO’s compensation for 2009. However, in late 2009, the Compensation Committee engaged Frederic W. Cook & Co. (Cook) to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2010 executive compensation. During 2009, Cook did not provide any services to the Company or Management.

Compensation Committee Interlocks and Insider Participation.  In 2009, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members:	E. Follin Smith (Chair) L. Patrick Hassey Lynn M. Martin Luis P. Nieto, Jr.	Number of meetings in 2009:	5

Ms. Christine A. Varney was a member and Chair of the Governance Committee from January 1, 2009 through April 21, 2009, the effective date of her resignation from the Board. As a result of Ms. Varney’s departure, Ms. E. Follin Smith was appointed as Chair of the Governance Committee effective as of May 1, 2009.

Responsibilities

The Governance Committee is responsible for recommending criteria for Board membership, identifying qualified individuals to serve as directors, reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws, and recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders. The Governance Committee recommends the size, structure, composition and functions of Board Committees and reviews and recommends changes to the Charters of each Committee of the Board of Directors. The Governance Committee oversees the Board evaluation process as well as the annual CEO evaluation process. The Governance Committee reviews and recommends changes to our Corporate Governance Guidelines and Principles of Business Conduct. The Governance Committee is also responsible for identifying and analyzing trends in public policy, public affairs and corporate responsibility.

Our Chief Legal Officer attends all regularly-scheduled Governance Committee meetings to assist the Governance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Governance Committee meetings as appropriate.

The specific powers and responsibilities of the Governance Committee are set forth in more detail in the Governance Committee’s Charter, which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Governance Committee. Any changes to the Charter are approved by the full Board.

Process for Nominating Directors

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;

•	have relevant expertise and experience, and are able to offer advice and guidance to our senior management;

•	have an understanding of, and concern for, the interests of our shareholders; and

•	have sufficient time to devote to fulfilling their obligations as directors.

The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. The Company believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives and therefore is in a better position to make complex decisions. In addition, the Company believes its shareholders appreciate a diverse board, which is more reflective of the overall investment community. The Company previously developed a Board Composition Matrix, which includes questions regarding each director’s skills and competencies, and also includes questions regarding diversity. The Governance Committee uses the Board Composition Matrix, which each director completes, to assist in determining the proper mix of director experience and diversity, and to assist in the identification and selection of candidates for nomination.

Generally, the Governance Committee identifies individuals for service on our Board through the Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.

If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, for delivery to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s annual meeting of shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.

Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the

Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or with regards to filling vacancies, elect a nominee to the Board. Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive the required number of votes for re-election in accordance with the By-Laws.

If a shareholder would like to nominate one or more directors for election at the annual meeting of shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-Laws.

FINANCE COMMITTEE

Members:	Hansel E. Tookes, II (Chair) James S. Beard John M. Berra David I. Fuente Eugene A. Renna Abbie J. Smith	Number of meetings in 2009:	6

Responsibilities

The Finance Committee is responsible for reviewing our overall financial goals, liquidity position, arrangements and requirements. The Committee reviews, approves and recommends certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions. The Committee is also responsible for reviewing our relationships with rating agencies, banks and analysts, and reviewing and managing our economic and insurance risk program and tax planning strategies.

Our Chief Financial Officer and Treasurer attend all regularly-scheduled Finance Committee meetings to assist the Finance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Finance Committee meetings as appropriate.

The specific powers and responsibilities of the Finance Committee are set forth in more detail in the Finance Committee’s Charter which is available on the Corporate Governance page of our website at www.ryder.com. The Charter is reviewed annually by the Finance Committee and our Governance Committee. Any changes to the Charter are approved by the full Board.

Risk Management

We understand that risk is present in our everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, we have implemented an enterprise risk management (ERM) program to provide management and our Board with a robust and holistic top-down view of key risks facing Ryder.

Beginning in 2007, the Company initiated a process to establish our formal ERM program. The program was developed under the supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and managed by our Chief Compliance Officer and Vice President of Internal Audit, all of whom provide updates regarding risk to the Committees and full Board on a regular basis and, at a minimum, a formal presentation once per year.

The ERM program is structured so that the Board of Directors is responsible for oversight of our ERM process and the CEO and Executive Leadership Team are responsible for risk identification, management and communication under our ERM processes. We believe that effective Board oversight of the ERM process is a key element in the preservation and enhancement of shareholder value. Specifically, our Board and Committees:

•	Discuss with management of both operational and administrative functions the effectiveness of risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.

•	Regularly receive presentations and updates on our ERM program and discuss with management the most significant risks that are identified and managed by the Company.

•	Discuss and receive updates from management regarding the various controls and mitigating actions the Company is taking to mitigate significant risks.

•	Review the Company’s significant risks and consider such risks when overseeing the Company’s strategic and business decisions.

In addition, all significant risks identified by our ERM program are communicated to and discussed with the Board and/or one or more of the Committees. For example, our process calls for all risks that may have a material impact on our financial statements or disclosures to be brought before the Audit Committee. Risks involving capital structure or access to capital will be discussed with the Finance Committee. We communicate risks associated with executive compensation and benefit programs to our Compensation Committee. The Governance Committee receives reports from management on governance and reputational risks the Company has identified through our ERM program.

Although the Company’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded upon clear lines of communication to the Executive Leadership Team, the Board and its Committees.

RELATED PERSON TRANSACTIONS

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than in our best interests and that of our shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our and our shareholders best interests. For example, there may be times where we can obtain products or services from related persons that are of a nature, quantity or quality, or on terms, that are not readily available from alternative sources.

In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policy, and consistent with Item 404 of Regulation S-K, a “related person transaction” is (i) any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest, or (ii) any material amendment to an existing related person transaction. “Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the foregoing persons.

Our legal department is primarily responsible for the development and implementation of procedures and controls to obtain information from our directors and executive officers relating to related person transactions and then determining, based on the facts and circumstances, and in consultation with management and outside counsel, whether the related person has a direct or indirect material interest in the transaction. The Governance Committee is responsible for reviewing and determining whether to approve related person transactions.

In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant: (i) whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person; (ii) whether there are business reasons for us to enter into the related person transaction; (iii) whether the related person transaction would impair the independence of an outside director; and (iv) whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant. Any member of the Governance Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. There were no related person transactions during 2009.

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2010 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers LLP will be present at the 2010 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.

Fees and Services of Independent Registered Certified Public Accounting Firm

Fees billed for services by PricewaterhouseCoopers LLP for the 2009 and 2008 fiscal years were as follows ($ in millions):

	2009	2008

Audit Fees	$4.1	$3.7
Audit-Related Fees	0.5	1.1
Tax Fees[1]	0.3	0.1
All Other Fees	*	*

Total Fees	$4.9	$4.9

[1]	All of the tax fees paid in 2009 and 2008 relate to tax compliance services.

*	All Other Fees for each of 2009 and 2008 consist of $1,500 for research tools provided on a subscription basis.

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.

Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.

Approval Policy

All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statement audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2009 were approved by the Audit Committee in accordance with the Approval Policy.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2010 fiscal year.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors of the Company is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of the Company’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered certified public accounting firm is responsible for performing an integrated audit of the Company’s year-end consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, and (ii) whether the Company maintained effective internal control over financial reporting based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU section 380), adopted by the PCAOB, as amended, and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and the Company, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the audit committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.

The Committee discussed with the Company’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by the Company with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the 2010 fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Abbie J. Smith (Chair)
Luis P. Nieto, Jr.
Eugene A. Renna
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows the number of shares of common stock beneficially owned as of January 31, 2010, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

	Shares Beneficially
	Owned or Subject	Shares Which
	to Currently	May be
	Exercisable	Acquired Within	Total Shares	Percent of
Name of Beneficial Owner	Options	60 Days[1]	Beneficially Owned[2]	Class[3]

Gregory T. Swienton[4,5]	748,738	149,696	898,434	1.644%
James S. Beard	92	3,931	4,023	*
John M. Berra[6]	5,000	12,734	17,734	*
Robert D. Fatovic	59,229	24,737	83,966	*
David I. Fuente[5,6]	1,576	17,178	18,754	*
L. Patrick Hassey	—	7,816	7,816	*
Lynn M. Martin	10,881	18,475	29,356	*
Luis P. Nieto, Jr.	—	6,213	6,213	*
Eugene A. Renna	11,500	11,889	23,389	*
Robert E. Sanchez[4,5]	82,798	30,567	113,365	*
Abbie J. Smith[5,6]	12,038	13,166	25,204	*
E. Follin Smith[6]	—	9,414	9,414	*
Anthony G. Tegnelia[5]	61,678	34,965	96,643	*
Hansel E. Tookes, II4,6	6,000	13,008	19,008	*
John H. Williford	5,665	11,364	17,029	*
Directors and Executive Officers as a Group (17 persons)[4,5,6]	1,037,203	396,791	1,433,994	2.625%

*	Represents less than 1% of our outstanding common stock.

[1]	Represents options to purchase shares which became exercisable between January 31, 2010 and March 31, 2010, performance-based restricted stock rights that vested on February 10, 2010, and restricted stock units held in the accounts of directors that vest upon the director’s departure from the Board, which shares had the potential of vesting before March 31, 2010 if a director departed from the Board prior to that date.

[2]	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

[4]	Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 14,500 shares; Mr. Sanchez, 2,152 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 17,652 shares.

[5]	Includes shares held in the accounts of executive officers pursuant to our 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to our Deferred Compensation Plan as follows: Mr. Swienton, 4,364 shares; Mr. Fuente, 1,576 shares; Mr. Sanchez, 3,880 shares; Ms. A. Smith, 7,038 shares; Mr. Tegnelia, 2,669 shares; and all directors and executive officers as a group, 22,200 shares.

[6]	Includes stock granted to the director in lieu of his or her annual cash retainer which stock has vested but will not be delivered to the director until six months after his or her departure from the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class[5]

BlackRock, Inc.	5,179,878[1]	9.70%
40 East 52nd Street New York, NY 10022
UBS AG	5,018,439[2]	9.40%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
Artisan Partners Holdings LP	3,842,800[3]	7.19%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
The Vanguard Group, Inc.	3,138,689[4]	5.88%
100 Vanguard Boulevard Malvern, PA 19355

[1]	Based upon the most recent SEC filing by BlackRock, Inc. on Form 13G dated January 20, 2010. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 5,179,878; shared voting power 0; sole dispositive power 5,179,878; and shared dispositive power 0.

[2]	Based upon the most recent SEC filing by UBS AG on Form 13G dated February 5, 2010. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 3,822,734; shared voting power 0; sole dispositive power 0; and shared dispositive power 5,018,439.

[3]	Based upon the most recent SEC filing by Artisan Partners Holdings LP (Artisan Holdings), Artisan Investment Corporation, the general partner of Artisan Holdings (Artisan Corp.), Artisan Partners Limited Partnership (Artisan Partners), Artisan Investments GP LLC, the general partner of Artisan Partners (Artisan Investments), ZFIC, Inc., the sole stockholder of Artisan Corp. (ZFIC), Andrew A. Ziegler (A. Ziegler) and Carlene M. Ziegler (C. Ziegler) on Form 13G dated February 11, 2010. Of the total shares shown, Artisan Holdings, Artisan Corp., ZFIC, A. Ziegler and C. Ziegler each report shared voting power of 3,722,000 shares and shared dispositive power of 3,842,800; Artisan Investments and Artisan Partners each report shared voting power of 3,688,200 shares and shared dispositive power of 3,809,000 shares.

[4]	Based upon the most recent SEC filing by The Vanguard Group, Inc. on Form 13G dated February 1, 2010. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 89,288; shared voting power 0; sole dispositive power 3,058,901; and shared dispositive power 79,788.

[5]	The ownership percentages set forth in this column are based on the number of shares outstanding of the Company’s common stock on January 31, 2010, and the assumption that each person listed above owned the number of shares reflected above on January 31, 2010.

RE-APPROVAL OF THE PERFORMANCE CRITERIA UNDER THE RYDER SYSTEM, INC. 2005 EQUITY
COMPENSATION PLAN

(Proposal 3)

The Board of Directors and its Compensation Committee is asking shareholders to reapprove the material terms of the performance criteria that apply to awards under the Ryder System, Inc. 2005 Equity Compensation Plan, as amended (the 2005 Equity Compensation Plan). The Company’s shareholders originally approved the 2005 Equity Compensation Plan at the 2005 annual meeting of shareholders. The full text of the 2005 Equity Compensation Plan is set forth as Appendix A to this Proxy Statement.

Re-approval of the performance criteria is needed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), if the Company is to preserve its ability to take a federal tax deduction for performance awards under the 2005 Plan. Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) serving on the last day of the fiscal year (generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

Because almost five years have passed since approval of the 2005 Equity Compensation Plan, the Company is seeking shareholder re-approval of the performance criteria that apply to awards under the 2005 Equity Compensation Plan in order to meet a key requirement for certain awards to qualify as “performance-based” under Section 162(m). If shareholders fail to approve the proposal, we will still be able to make awards under the 2005 Equity Compensation Plan, but some awards paid to our senior executives would not be deductible, resulting in an additional cost to the Company.

Performance Criteria Under the 2005 Plan

The 2005 Equity Compensation Plan provides that the Compensation Committee has the authority to select award recipients, determine the type, size and other terms and conditions of the award, and make all other decisions and determinations as may be required under the terms of the 2005 Equity Compensation Plan or as the Compensation Committee may deem necessary or advisable for the administration of the 2005 Equity Compensation Plan. The Compensation Committee may grant performance awards, which may be cash- or stock-based. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settleable, or as a condition to accelerating the timing of such events. The Compensation Committee will set the performance goals used to determine the amount payable pursuant to a performance award. In order to avoid the limitations on tax deductibility under Section 162(m) of the Internal Revenue Code, the business criteria used by the Compensation Committee in establishing performance goals applicable to performance awards to the covered employees must be selected from among the following: earnings per share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; economic value added; operating margins or profit margins; income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total stockholder return or stock price; book value per share; expense management; improvements in capital structure; working capital; and costs. Performance goals may be set based on consolidated Company performance and/or for specified subsidiaries, divisions, or other business units, and may be with fixed, quantitative targets; targets relative to past performance; or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Compensation Committee for comparison.

The Board of Directors recommends a vote FOR re-approval of the performance criteria under the Ryder System, Inc. 2005 Equity Compensation Plan.

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

(Proposal 4)

Background

The Board of Directors and its Compensation Committee believe that providing employees with an opportunity to acquire an ownership interest in the Company through the purchase of the Company’s common stock at a discount to fair market value is beneficial to the Company and its shareholders. Consistent with this view, at the Annual Meeting, shareholders will be asked to approve an amendment to the Employee Stock Purchase Plan (which we refer to as the Purchase Plan) that will increase the maximum number of shares of Ryder common stock authorized for issuance under the Purchase Plan by 1,000,000 shares. On February 8, 2010, the Compensation Committee approved certain changes to the Purchase Plan: (i) that are necessary to comply with the new regulations under Section 423 of the Internal Revenue Code; and (ii) subject to shareholder approval, increase the maximum number of shares of Ryder common stock authorized for issuance under the Purchase Plan by 1,000,000 shares. If the amendment increasing the maximum number of shares of Ryder common stock authorized for issuance under the Purchase Plan is approved by shareholders, the aggregate number of shares available for issuance under the Purchase Plan and shares previously issued under the Purchase Plan would be 4,500,000.

The Company is seeking shareholder approval of the amendment to the Purchase Plan increasing the number of shares available for issuance under the Purchase Plan, so that the Purchase Plan will continue to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan is not a tax-qualified, deferred compensation plan under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Description of the Purchase Plan

The following is a brief description of the material features of the Purchase Plan. This description is qualified in its entirety by reference to the full text of the Purchase Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Administration.  The Purchase Plan is administered by the Compensation Committee of the Board of Directors consisting of at least two disinterested directors which, subject to the express provisions of the Purchase Plan, has full power to (i) interpret the Purchase Plan, (ii) make rules and regulations relating to the administration of the Purchase Plan and (iii) make all other determinations relating to the Purchase Plan.

Share reserve.  The maximum number of shares of common stock that may be issued under the Purchase Plan is 4,500,000 shares, including the 1,000,000 share increase that shareholders are being asked to approve in this Proposal 4.

Eligibility and Participation.  All employees of the Company or its participating subsidiaries (whether now existing or hereafter established) are eligible to participate during an offering period under the Purchase Plan except: (i) any employee who, were he or she to participate during such offering period, would (together with any other person whose stock would be attributed to such Employee pursuant to Code Section 424(d)) own 5% or more of the Company’s common stock; (ii) any employee who is ordinarily employed by the Company for less than 20 hours per week; or (iii) any employee who qualifies as a “highly compensated employee” within the meaning of Code Section 414(q) and who is subject to the insider reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). A participant’s enrollment and chosen level of participation in the Purchase Plan continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

As of December 31, 2009, the number of employees who were eligible to participate in the Purchase Plan was approximately 19,151. Non-employee directors are not eligible to participate. The actual benefits, if any, to participants in the Purchase Plan are not determinable prior to the purchase of shares thereunder as the value, if any, of such shares to their holders is represented by the difference between the market price of a share of the Company’s common stock on the date of the purchase and the purchase price of the shares, as described below.

Offering Periods; Purchase Price; Holding Period.  The Purchase Plan provides for a series of three-month offering periods beginning each January, April, July and October. Employees may subscribe and pay for shares through payroll deductions based upon either (i) a percentage of the employee’s eligible base pay (up to 15%) or (ii) a specific dollar amount of the employee’s eligible base pay. In any calendar year, a participating employee is not permitted to purchase shares with an aggregate fair market value (as of each offering date) in excess of $25,000.

The purchase price of the shares of common stock offered under the Purchase Plan will be equal to 85% of the lesser of the fair market value of the common stock as of the first day of the offering period (the offering date) or the fair market value on the last day of the offering period (the purchase date). For example, if an employee who enrolls in the offering period beginning on April 1, 2010 continues in the Purchase Plan through the end of that quarterly period, he or she will make a final purchase of stock on June 30, 2010 at 85% of the lesser of the fair market value of the stock on April 1, 2010 or the fair market value on June 30, 2010. The purchases are made for participants on the last day of each calendar quarter by applying payroll deductions accumulated over the preceding three months towards such purchases. The maximum number of shares that may be purchased by a participant on any one purchase date may not exceed 2,500 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. In addition, the maximum number of shares that may be purchased in total by all participants on any one purchase date may not exceed 500,000 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. The Compensation Committee has the discretionary authority, prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares that may be purchased per participant and in total by all participants on each purchase date.

Participating employees may withdraw from the Purchase Plan during an offering period, and receive back their accumulated payroll deductions, without interest, at any time during the first two months of the offering period. If any employee does not withdraw prior to that date, he or she will continue to participate in the Purchase Plan for the current offering period. A participating employee may withdraw from the Purchase Plan effective as of the next offering period at any time prior to the beginning of such offering period. If a participating employee withdraws from an offering period, he or she will be permitted to participate in a subsequent offering period provided he or she timely enrolls in such offering period.

In order to encourage continued investment in the Company’s stock, the Purchase Plan provides that participating employees may not sell shares acquired through the Purchase Plan until one year (for Company officers) or three months (for all other employees) after the shares were purchased by the employee.

Termination of Employment or Loss of Eligibility.  Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during an offering period, causes the employee to become ineligible to participate in the Purchase Plan. In such event and except as noted below, payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, without interest.

In the event a participant goes on an approved unpaid leave of absence, the participant may choose to either withdraw from the offering period or have his or her payroll deductions held for purchase on his or her behalf on the next scheduled purchase date; however, no additional payroll deductions will be collected during the participant’s leave. Upon the participant’s return to active service within (i) three months following the start of his or her leave or (ii) such longer period for which such participant is provided with reemployment rights by statute or contract, his or her payroll deductions will automatically resume at the rate in effect at the time the leave began unless the participant withdraws from the Purchase Plan prior to his or her return. In the event the participant returns to active service following a leave of absence which exceeds in duration the applicable (i) or (ii) time period, he or she will be treated as a new employee and must re-enroll in the Purchase Plan.

Capital Changes.  In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, equitable adjustments will be made to the purchase price per share, the maximum number of shares authorized for issuance under the Purchase Plan, the maximum number of shares that may be purchased by any one participant on a given purchase date and the maximum number of shares that may be purchased in total by all participants on a given purchase date.

Change of Control.  In the event the Company undergoes a “change of control”, the Compensation Committee may take any action it deems necessary or desirable with respect to any purchase of shares under the Purchase Plan as of the date of the consummation of the change of control. For purposes of the Purchase Plan, a “change of control” will be deemed to have occurred upon a sale of securities representing more than 30% of the total combined voting power of the outstanding securities, a change in the composition of the Board of Directors as a result of which fewer than the majority of the directors are incumbent directors, a reorganization, a merger, a consolidation, a sale of all or substantially all of its assets or a shareholder-approved liquidation or dissolution.

Amendment and Termination.  The Compensation Committee may terminate or amend the Purchase Plan at any time, except that no amendment will be effective unless it is approved by the shareholders of the Company if such approval is required under Section 423 of the Internal Revenue Code, or any other applicable law, regulation or stock exchange rule. The termination or modification of the Purchase Plan may not affect rights to purchase stock previously granted.

New Plan Benefits.  No purchase rights will be granted and no shares of common stock will be issued under the Purchase Plan on the basis of the 1,000,000 share increase for which shareholder approval is sought under this Proposal 4, unless such shareholder approval is obtained.

Equity Compensation Plan Information

The following table includes information as of December 31, 2009 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other share-based awards.

					Number of
					Securities
					Remaining Available
					for Future Issuance
	Number of Securities				Under Equity
	to be Issued Upon		Weighted-Average		Compensation Plans
	Exercise of		Exercise Price of		Excluding
	Outstanding Options,		Outstanding		Securities
	Warrants		Options, Warrants		Reflected in Column
Plan Category	and Rights		and Rights		(a)
	(a)		(b)		(c)

Equity compensation plans approved by security holders:
Broad based employee stock option plans	3,505,777	(1)	43.85	(3)	4,130,901
Employee stock purchase plan	—		—		319,074
Non-employee directors’ stock plans	145,522	(2)	32.51	(3)	41,471
Equity compensation plans not approved by security holders:
Total	3,651,299		43.70	(3)	4,491,446

[1]	Includes 516,461 time-vested and performance-based restricted stock awards.

[2]	Includes 105,522 restricted stock units.

[3]	Weighted-average exercise price of outstanding options; excludes restricted stock awards and restricted stock units.

Tax Consequences

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of common stock within the later of two years from the offering date that applies to the shares or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition” occurs and the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the purchase date.

If the participant disposes of his or her shares of common stock more than two years after the relevant offering date of such shares and more than one year after the purchase date of such shares, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the relevant offering date for such shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

The foregoing provides only a general description of the application of federal income tax laws upon the participants and the Company with respect to participation in the Purchase Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Purchase Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Accounting Consequences

Pursuant to the accounting principles which are applicable to employee stock purchase plans, the fair value of each option granted under the Purchase Plan is charged as a direct compensation expense to our reported earnings over the offering period to which that option pertains. The fair value of each such option will be determined as of its grant date.

Shareholder Vote

Should shareholder approval not be obtained, the proposed increase to the Purchase Plan’s share reserve will not be implemented, and the Purchase Plan in effect prior to the proposed amendment which is the subject of this Proposal will continue to remain in effect. Stock purchases will continue to be made pursuant to the provisions of the Purchase Plan until the available reserve of common stock under the Purchase Plan is depleted or until the plan terminates in accordance with its terms.

The Board of Directors recommends a vote FOR the amendment to the Employee Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2009 compensation programs and actions for our named executive officers. Our named executive officers are those executive officers listed below whose compensation is disclosed in the Summary Compensation Table on page 47 of this proxy statement (named executive officers or NEOs):

Gregory T. Swienton	Chairman and Chief Executive Officer (CEO)
Robert E. Sanchez	Executive Vice President and Chief Financial Officer (CFO)
Anthony G. Tegnelia	President — Global Fleet Management Solutions
John H. Williford	President — Global Supply Chain Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary

Executive Summary

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

•	The Compensation Committee of our Board of Directors is responsible for reviewing and approving all of the components of our executive compensation program, approving all compensation actions for NEOs other than our CEO, and making recommendations to the full Board regarding CEO compensation. Our independent directors acting as a group are responsible for evaluating CEO performance and setting CEO compensation.

•	The objective of our executive compensation program is to recruit, retain and motivate high-quality executives who possess diverse skills and talents that can help us achieve our short and long-term goals and strategies.

•	The Compensation Committee’s goal is to design an executive compensation program that provides competitive levels of compensation tied closely to Company and executive performance.

•	While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, in order to encourage our NEOs to compete collectively and manage collaboratively, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. The Compensation Committee considers all executives’ relative pay when making practical decisions regarding hiring, promoting and retaining our executives but does not have a formal policy regarding internal pay equity.

•	We have traditionally provided our named executive officers with the following types of compensation: salary, annual cash incentive award (i.e., annual incentive bonus), long-term incentive (LTI) compensation and limited perquisites. We also provide our NEOs with welfare and post-termination benefits such as retirement, severance and change of control benefits. Our compensation programs are designed so that a significant portion of NEO compensation is variable, performance-based compensation. For 2009, approximately 80% of targeted compensation for our CEO and approximately 70% of targeted compensation for the other NEOs was variable, performance-based compensation.

•	For 2009, the salaries of Mr. Swienton and each of the other NEOs was frozen. Based on the continuing uncertainty of the economy, the salaries for Mr. Swienton and all other NEOs were again frozen at 2008 levels for at least the first half of 2010. The Compensation Committee anticipates reevaluating salary levels for the second half of 2010.

•	In February 2009, as a result of the amount of considerable uncertainty in the business environment, the Compensation Committee modified the annual incentive bonus program to base bonuses solely on EPS, eliminating operating revenue and return on capital as performance metrics for 2009. The Compensation Committee believes that under the current economic environment this change brought the annual incentive program in closer alignment with shareholder value.

•	In 2009, based on the difficult economic environment, we did not achieve our threshold level of EPS performance required under our annual incentive bonus program. Accordingly, no annual incentive bonuses were earned by, or paid to, the named executive officers under the annual incentive bonus program.

•	Our 2009 LTI program consisted of a combination of stock options (45%), performance-based restricted stock rights (PBRSRs) (35%) and performance-based cash awards (PBCA) (20%). The LTI program was designed to deliver an aggregate target opportunity equal to 175% of the midpoint of the relevant salary range for the NEO’s management level and 350% in the case of our CEO. The PBRSRs delivered as part of the 2009 LTI Program will vest if Ryder’s cumulative Total Shareholder Return (TSR) meets or exceeds the cumulative Total Return of the S&P 500 Composite Index for a three-year period beginning on January 1, 2009. The PBCA delivered as part of the 2009 LTI program will vest if Ryder’s Cumulative TSR meets or exceeds the cumulative Total Return of the 33rd percentile of the S&P 500 Composite Index for a three-year period beginning on January 1, 2009. Beginning in 2009, TSR is calculated by measuring the absolute difference in cumulative TSR for each month of the 36-month performance period and averaging this over the number of periods measured. The Compensation Committee believes that this change will normalize temporary aberrations that can be caused by extreme market conditions and prevent large late market cycle movements from distorting overall performance.

•	The Company’s Total Shareholder Return for the three-year period ended December 31, 2009 was 163 basis points greater than the Total Return for the S&P 500 Composite Index over the same period. As a result, the PBRSRs and tandem cash awards granted to the NEOs as part of the 2007-2009 performance cycle of the LTI program were earned as of December 31, 2009. The cash was paid and the underlying shares were issued upon Board approval in February 2010.

•	Based upon a review of the Company’s operating and financial performance in a difficult economic environment and upon the strong performance of the NEOs in 2009, each NEO was granted a time-based restricted stock right award.

•	Our NEOs do not have employment agreements, but do have agreements which entitle them to severance under certain limited circumstances, including in the event their employment is terminated upon a change of control of the Company.

Oversight and Authority over Executive Officer Compensation

Compensation Setting Process

The Compensation Committee is responsible for determining the compensation philosophy and objectives for our named executive officers, and for reviewing, approving and, in some cases, recommending to the Board of Directors the approval of, all components of our executive compensation program. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers.

With respect to compensation decisions for NEOs (other than our CEO), in February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants. At the Board’s annual succession planning meeting in October, each NEO is also evaluated by the full Board as part of Ryder’s succession planning process.

Beginning at the end of each fiscal year, the independent directors conduct a performance review of the CEO. For the review, the CEO and each independent director complete a comprehensive CEO evaluation questionnaire relating to the CEO’s performance. This questionnaire is prepared by the Governance Committee, which is responsible for determining and overseeing the process by which the CEO will be evaluated. The questionnaire focuses on (a) our historical and forecasted performance, (b) Mr. Swienton’s effectiveness in leading the organization, the Board and external constituencies, (c) his effectiveness at team building and succession planning and development and (d) his effectiveness in developing and leading implementation of strategic initiatives. As part of the process by which it prepares its recommendation on CEO compensation, in addition to reviewing the completed questionnaire, the

Compensation Committee also reviews the CEO’s three-year compensation history, and, typically, current compensation data provided by our compensation group and outside consultants. At the completion of this review, the Compensation Committee discusses the CEO’s performance review in executive session and formulates its recommendation. At the February Board meeting, in executive session without the CEO present, the independent directors complete the CEO’s performance evaluation and determine the CEO’s compensation based on the recommendations of the Compensation Committee.

In February of each year (in connection with the NEO’s performance evaluation and the conclusion of our business planning process), the Compensation Committee conducts its annual review of the executive compensation packages. Based on this review, the Compensation Committee approves (a) base salary changes, (b) any amounts earned under the previous year’s annual incentive bonus and LTI programs, (c) performance metrics, performance targets and target payout opportunity under the annual incentive bonus program for the current year and (d) LTI awards for the next three-year cycle. The Compensation Committee may approve other individual compensation actions during the year as needed. While the Compensation Committee considers competitive market compensation data, it does not attempt to maintain a certain target percentile within a comparative group. Rather, the Compensation Committee’s objective is to target executive pay at levels that are market competitive based on Company and individual performance. Specifically, the Compensation Committee’s goal is to design a compensation program and set compensation levels that provide competitive levels of compensation tied closely to Company and executive performance. While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. The Compensation Committee considers all executives’ relative pay when making decisions regarding hiring, promoting and retaining our executives but does not have a formal policy regarding internal pay equity.

Use of Compensation Consultants

The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist in fulfilling its responsibilities. Historically, in addition to the Compensation Committee, our Chief Human Resources Officer (CHRO) and Vice President of Compensation and Benefits have from time-to-time engaged compensation consultants to assist in the evaluation of executive compensation.

During early 2009, the independent directors determined that, based on the economic environment, they would not adjust or modify the compensation package of the CEO. Consequently, Cook was not engaged to review competitive market data for the CEO’s compensation for 2009. However, in late 2009, the Compensation Committee engaged Cook to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2010 executive compensation packages. During 2009, Cook did not provide any services to the Company or management.

Compensation Philosophy and Objectives

The most important objective of our executive compensation program is to recruit, retain and motivate high-quality executives who possess diverse skills and talents that can help us achieve our short and long-term goals and strategies. In addition, we strive to design, implement and maintain an executive compensation program that accomplishes the following four key goals:

•	Aligns the short and long-term interests of our named executive officers and our shareholders so that our named executive officers are motivated to take actions that are in the best interests of our shareholders when carrying out their duties as executives of our Company.

•	Emphasizes and rewards overall Company performance through clear and simple incentive compensation programs that provide competitive compensation tied closely to Company and executive performance.

•	Promotes growth without sacrificing quality of earnings or providing incentives to executives to engage in inappropriate or disproportionate business risks by capping short-term incentives.

•	Rewards each named executive officer’s performance, contribution and value to the Company.

The Compensation Committee regularly evaluates the effectiveness of our executive compensation programs, considering the cost to us and the value to the executive of each element of compensation, in light of the above stated compensation objectives.

Company and Individual Performance in 2009 and 2008

Company Performance

In 2009, we managed through the impacts of a prolonged economic recession that became more severe as the year progressed. Throughout 2009, we experienced significant volume declines across all business segments. Our earnings from continuing operations on a comparable basis (as described in our Annual Report on Form 10-K for the year ended December 31, 2009) decreased to $95 million from $267 million in the prior year. This reflects significantly lower earnings in our FMS business segment due to a decline in commercial rental, full service lease and used vehicle sales as well as significantly higher pension expense. Earnings were also negatively impacted by lower global automotive industry volumes. Operating revenue was down 11%. In the second half of 2009, we successfully implemented our plan to disengage from SCS operations in South America and Europe. Despite the weak overall economic environment and protracted freight recession, we delivered record free cash flow of $614 million and completed one acquisition in FMS in early 2009. Our liquidity position remained strong throughout 2009 and allowed us to repurchase 2.7 million shares of common stock for $116 million, increase our annual dividend by 9% to $1.00 per share of common stock and make voluntary pension contributions of over $100 million.

In 2008, we faced significant economic challenges as the economy began to substantially slow down in the latter part of the year. Despite these difficult conditions, we had full-year earnings growth of 7%, on a comparable basis (as described in our Annual Report on Form 10-K for the year ended December 31, 2008), and FMS contractual revenue growth of 5% excluding foreign exchange impact. Our access to capital was stable throughout 2008 and we continued to maintain positive operating cash flow and free cash flow during a period of significant credit market instability. We completed four acquisitions in 2008 including one strategic acquisition in our Supply Chain Solutions business segment.

Executive Performance

In determining the compensation package for our NEOs, including Mr. Swienton, the Compensation Committee and the independent directors consider the results of the NEO’s annual performance evaluation, comparative compensation data and information on our competitive position and operating/financial performance.

For each of his direct reports, Mr. Swienton provided input to the Compensation Committee as to the executive’s performance and made a recommendation to the Compensation Committee as to the executive’s compensation. In setting compensation for these executives, the Compensation Committee also took into account the executive’s responsibilities and tenure as well as their challenges and initiatives for 2009. In determining the compensation for Mr. Sanchez, the Compensation Committee considered Mr. Sanchez’s responsibilities for oversight of the Company’s finance and accounting, information technology, corporate development and strategy and risk management functions. The Compensation Committee also considered Mr. Sanchez’s significant role in the Company’s ability to generate return on capital and free cash flow in 2008, the Company’s maintenance of its long-term credit ratings and his implementation of significant business process improvements. With respect to the determination of Mr. Tegnelia’s 2009 compensation, the Compensation Committee considered Mr. Tegnelia’s strong management of the costs and productivity of the FMS business unit, his successful integration of FMS acquisitions that had been completed in 2007 and 2008, his continued implementation of beneficial business process changes and his efforts to adjust the size of the rental fleet to meet market demands. In reviewing Mr. Williford’s compensation, the Compensation Committee considered Mr. Williford’s design of a revised strategic direction for the Company’s SCS and DCC operations, his leadership of the Company’s efforts to disengage from SCS operations in South America and Europe and his successful completion of the Company’s acquisition of a supply chain business with operations in Canada and Asia. With respect to Mr. Fatovic’s compensation, the Compensation Committee considered Mr. Fatovic’s oversight and strong support of the legal, compliance, safety and environmental functions of the Company in a cost effective manner, including leading the development of the Company’s sustainability report and coordinating government affairs at the local, state and federal level.

In setting Mr. Swienton’s compensation for 2009, the Compensation Committee considered (a) our operating and financial results for 2008 discussed above, (b) the Company’s continued operational strength in a difficult economic environment, (c) his ability to successfully integrate the acquisitions that the Company had consummated and to achieve the expected synergies, (d) measures taken to reduce the Company’s exposure to the risks of distressed customers and to disengage from SCS operations in underperforming markets, and (e) Mr. Swienton’s leadership skills and his talent to both maintain employee morale during a time of significant cost cutting and create an atmosphere of teamwork within the leadership team. In addition, the Compensation Committee reviewed Mr. Swienton’s historical compensation data as well as market compensation data provided by Cook in 2008.

Benchmarking

In evaluating each element of our executive compensation program, the Compensation Committee considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive. Management and the Compensation Committee view this data as one factor in making compensation decisions, but do not rely solely on this information. The Compensation Committee uses its experience and judgment to make final compensation decisions.

In early 2009, based on the difficult and uncertain economic environment facing the Company, the independent directors (with respect to the CEO) and the Compensation Committee (with respect to all other NEOs) decided to maintain the compensation packages for the CEO and each other NEO for 2009 at the same level as was provided in 2008. Consequently, the Company did not engage Cook to conduct a review of external market data with respect to Mr. Swienton’s 2009 compensation. However, our compensation group and the Compensation Committee did conduct a market pricing analysis with respect to the compensation packages provided other executive officers to ensure that the Compensation Committee understood the Company’s competitive position in the market. In connection with this market pricing analysis, the Compensation Committee utilized the Mercer Benchmark Database — Executive, a broad-based published survey which is comprised of 2,201 U.S.-based companies across all industries to provide relevant comparative compensation data. This Database does not provide company specific data. The Mercer Benchmark Database is a position-specific database which is searchable based on a variety of factors. For any specific position, narrowed by revenue and scope, the Database provides detailed aggregate compensation data with respect to base salary, short-term incentives and LTIs. The Compensation Committee uses the data from these published market surveys and databases to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not target a specific percentile of any survey or peer group. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive and then uses its experience and judgment to make final compensation decisions.

In connection with its review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and recommendations regarding their 2010 compensation packages, Cook utilized two peer groups against which they analyzed each named executive officer’s compensation. The first group (Peer Group) was comprised of 16 companies that are in a related industry and are of comparable size based on revenue and market capitalization. This peer group is the same peer group that is used by the Company for its stock performance chart and is similar to the peer group that was used in evaluating Mr. Swienton’s 2008 compensation, except that it does not include CIT Group Inc. and YRC Worldwide Inc. due to their financial situation or Werner Enterprises, Inc. which has an ownership and management structure which is not comparable. However,

J.B. Hunt Transport Services Inc. has been added to the Peer Group as a source of valuable competitive data. The Peer Group is comprised of:

Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
C. H. Robinson Worldwide, Inc.	Hub Group, Inc.
Celadon Group, Inc.	J.B. Hunt Transport Services Inc.
Con-way Inc.	Landstar System, Inc.
CSX Corporation	Old Dominion Freight Line, Inc.
Expeditors International of Washington, Inc.	PHH Corporation
FEDEX Corporation	Trinity Industries, Inc.
GATX Corporation	United Parcel Service, Inc.

Our business is comprised of three distinct, complex business segments: Fleet Management Solutions (FMS), Supply Chain Solutions (SCS) and Dedicated Contract Carriage. Although there are other public companies that operate in one or more of our business segments, we do not believe there are any public companies that provide similar fleet management services (which represents approximately 65% of our consolidated revenues) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. As a result, we do not have access to relevant compensation data for our direct competitors. However, management and the Compensation Committee believe the Peer Group provides a useful basis of comparison for NEO compensation because, similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting our Company including freight demand and fuel prices.

Cook also compiled a second comparator group (Market Group) of 13 service-based companies with market capitalizations ranging from $1 to $7 billion. This Market Group is the same market group that was used as the 2008 market group. This group was used to provide more general industry data outside of transportation/logistics. The Market Group was comprised of:

AECOM Technology Corporation	Republic Services, Inc.
Barnes & Noble, Inc.	Services Corp. International
Brink’s Home Security Holdings, Inc.	Unisys Corporation
CGI Group Inc.	United Rentals, Inc.
Convergys Corporation	UTi Worldwide Inc.
DST Systems, Inc.	W.W. Grainger, Inc.
Exterran Holdings, Inc.

The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives and retirement benefits, to assist in determining whether proposed compensation programs are competitive. The Compensation Committee then uses its experience and judgment to make final compensation decisions.

Elements of Our 2009 Executive Compensation Program

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the executive compensation program with respect to components, pay mix and amounts. Our NEOs do, however, have individual severance agreements which are described in more detail under the heading “Severance and Change of Control Benefits”.

Our executive compensation program typically consists of base salary, annual incentive bonus, LTIs, benefits and perquisites. We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence they have over our operating and financial performance. As such, a greater amount of NEO compensation should be at-risk based on Company performance. The actual compensation mix for each named executive officer may vary based on job responsibilities, Company performance, individual performance, isolated compensation actions and contributions to the organization.

Following is a description of each component of executive compensation for 2009:

ANNUAL COMPENSATION

Base Salary	Objective: The Compensation Committee sets an executive’s base salary with the objective of hiring and retaining highly qualified executives and rewarding individual performance.

  Design:  Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent on the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance, internal pay equity and contribution, competitive market position determined from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee also considers other factors such as the annual merit increase paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but instead, the Compensation Committee considers certain market and survey data, as previously described, and uses its judgment to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

2009 Salary Actions: For 2009, given economic conditions and in an effort to contain costs, the salaries for Mr. Swienton and all other NEOs were frozen at 2008 levels.

  2010 Salary Actions:  Based on the continuing uncertainty of the economy, the salaries for Mr. Swienton and all other NEOs were again frozen at 2008 levels for at least the first half of 2010. The Compensation Committee anticipates reevaluating salary levels for the second half of 2010.

Annual Incentive Bonus
Objective:  Our annual incentive bonus program is designed to reward executives (through additional cash compensation) when the Company meets certain annual performance targets. The Compensation Committee believes the annual incentive bonus motivates executives to focus their efforts on implementing the Company’s near-term strategies and achieving the fiscal-year operating and financial goals established by management and approved by the Board.

  2009 Annual Incentive Bonus Program Design:  Given the Company’s increased focus in 2009 on meeting its targeted earnings objectives in difficult economic conditions, the Compensation Committee determined that the 2009 annual incentive bonus awards would be based solely on EPS performance, eliminating the operating revenue and return on capital performance metrics which had been used in the 2008 annual incentive bonus program. This modification was made in order to adapt our compensation structure to the uncertainty and volatility of the business environment which would hinder the ability of the Company to set meaningful performance targets for other performance metrics for 2009. The Compensation Committee believed this change to EPS provided a performance measure that would, under the current economic environment, retain and incentivize management as well as bring the annual cash incentive program in closer alignment with shareholder value, the financial measure emphasized by the Company’s shareholders. There were no individual performance metrics for our named executive officers under the 2009 annual incentive bonus program.

Target payout amounts are designed to motivate our executive officers to act in a way that will result in the Company achieving improved year over year financial performance without taking excessive risk. Under the 2009 annual incentive bonus program, the target payout opportunity for all executive officers (other than our CEO) was 75% of base salary, while the maximum payout was 150% of base salary. For 2009, the target payout opportunity for Mr. Swienton was 120% of base salary, while the maximum payout was 240% of base salary. Mr. Swienton’s target payout opportunity is set at a higher level than our other executive officers, to reflect the increased responsibility that accompanies the role of a CEO, to increase the at-risk portion of Mr. Swienton’s compensation and to further motivate Mr. Swienton to drive strong sustainable performance during a challenging economic environment.

  The Compensation Committee established the performance targets for our 2009 annual incentive bonus program based on our 2009 internal business plan. For 2009, the Compensation Committee set three performance targets: (1) a threshold level, at which 25% of target payout opportunity would be earned, (2) a target level, at which 100% of target payout opportunity would be earned, and (3) a maximum level, at which 200% of target payout opportunity would be earned. Actual performance relative to the target is calculated in accordance with GAAP and adjusted for non-recurring and non-operational items. The Compensation Committee retains the right to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by non-recurring or non-operational items.

  2009 Results:  For the year ended December 31, 2009, the target performance level was EPS of $3.40 and the threshold performance level was EPS of $2.70. For the 2009 fiscal year, the Company did not achieve the threshold level of EPS performance required for the NEOs to receive the 25% minimum bonus payout. Accordingly, no bonuses were paid to the NEOs under the 2009 annual incentive bonus program.

  Financial targets disclosed in this section are done so in the limited context of our annual incentive bonus program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

  2010 Annual Incentive Bonus Program Design Change:  For 2010, the Compensation Committee has revised the design of the Annual Incentive Bonus Program (which is now referred to as the 2010 Performance Incentive Plan) to address continuing uncertainties surrounding the economic recovery and to provide the Compensation Committee with additional flexibility to reward the successful execution of the Company’s financial, strategic, operational and marketplace objectives. Therefore, rather than having one annual performance period, the 2010 Performance Incentive Plan will have two six-month performance periods. In addition, rather than having one performance incentive plan that is based solely on attainment of Company EPS, for each six-month performance period, there will be two performance incentive programs. The first performance incentive program, the financial metric program, will continue to be based solely on the Company attaining its EPS performance targets, and the second performance incentive program, the individual performance program, will be subject to the Company’s attainment of a threshold EPS and payable to NEOs (including the CEO) based on their performance with respect to their individual performance objectives. These revisions will not affect the total amount of the bonus payout opportunity, which will remain unchanged from 2009: 120% of base salary for our CEO and 75% of base salary for each of our other NEOs, with a maximum equal to two times the bonus opportunity.

Our financial metric program will provide NEOs (including the CEO) an opportunity to receive, over the two six-month performance periods, an aggregate incentive bonus equal to 87.5% of each NEO’s respective performance incentive opportunity if we achieve a target EPS performance level and up to 175% of each NEO’s performance incentive opportunity if we meet or exceed our EPS maximum performance level. Performance incentives are earned proportionately from a threshold EPS performance level to the target EPS performance level and from the target EPS performance level to the maximum EPS performance level.

  Payment under our individual performance program will be subject to the Company’s attainment of a threshold EPS and payable to NEOs (including the CEO) based on their performance with respect to individual performance objectives that will be established in advance. At the end of each performance period, the independent directors, with respect to the CEO, and the Compensation Committee in consultation with the CEO for each other NEO, will determine to what extent the individual performance objectives have been met. For 2010, the individual performance objectives are intended to support our strategic analysis and direction for long-term value of the organization, tactical execution of the operations of the business and organizational development goals.

  Although the maximum aggregate performance incentive award amounts that any executive officer can earn pursuant to the individual performance program over the two performance periods is equal to 25% of his or her performance incentive opportunity, it is anticipated that any NEO who performs his or her performance goals at target levels will receive an aggregate amount of 12.5% of his or her performance incentive payout opportunity. As permitted by the individual performance program, the independent directors, with respect to the CEO, and the Compensation Committee with respect to the other NEOs, will use negative discretion to reduce the maximum award amount with respect to each performance period as the independent directors or the Compensation Committee, as applicable, determines appropriate.

  As discussed, there will be two six-month performance periods in 2010, rather than a single twelve-month performance period as in 2009. The first performance period will run from January through June 2010 and will provide each NEO (including the CEO) the ability to earn 35% of his or her respective annual performance incentive payout opportunity. The second performance period will run from July through December 2010 and will provide each NEO (including the CEO) the ability to earn the remaining 65% of his or her annual performance incentive payout opportunity. The Compensation Committee believes such allocation is appropriate taking into account a number of factors including the goal of aligning the 2010 annual bonus program with the Company’s typical performance cycle. Amounts earned under both incentive programs will be payable in 2011, subject to the terms and conditions of the programs.

LONG-TERM INCENTIVE PROGRAM

Objective: Our 2009 LTI program for our NEOs was comprised of non-qualified stock options, PBRSRs and PBCAs. The Compensation Committee believes granting stock options, PBRSRs and PBCAs to our named executive officers aligns their financial interests with that of our shareholders and motivates them to create long-term value for our shareholders. These equity awards also promote employee retention as the equity awards do not fully vest until at least three years after the grant date.

Design: The combination of stock options, PBRSRs and PBCAs granted in February 2009 to named executive officers was expected to deliver an aggregate target LTI value equal to 175% of the midpoint of the relevant salary range for the named executive officer’s management level and 350% of the midpoint in the case of Mr. Swienton. Of the total target LTI value, 45% of the value was allocated to the stock options, 35% was allocated to the PBRSRs and 20% was allocated to the PBCAs. This allocation is similar to the allocation used for the 2008 LTI program. The equity values were converted into an equivalent number of shares based on the fair value of the stock options (using a Black-Scholes pricing model) and on the intrinsic value of the PBRSRs.

The Compensation Committee views the LTI program on a consolidated basis. Consequently, in establishing the performance targets for the PBRSRs and the PBCAs, the Compensation Committee sought to establish a threshold level of performance that would provide executives an opportunity to receive a minimum payout in the case of extreme market volatility and a target level of performance that would provide executives a greater compensation award based on superior Company stock performance. Therefore, the PBCA award, which represents 20% of each named executive officer’s LTI award value, vests only if Ryder’s cumulative Total Shareholder Return (generally the change in Ryder’s stock price over the performance period assuming reinvestment of dividends paid) (TSR) meets or exceeds the Total Return of the 33rd percentile of the S&P 500 Composite Index over the three-year performance period, while the PBRSR award, which represents 35% of each named executive officer’s LTI award value, vests if Ryder’s cumulative TSR meets or exceeds the Total Return of the S&P 500 Composite Index over the three-year performance period. The amount of PBRSRs and PBCAs that can be earned by named executive officers does not adjust upwards to the extent that Ryder’s cumulative TSR exceeds the Total Return of the S&P 500 Composite Index over the referenced performance period.

The Compensation Committee believes TSR is an appropriate performance metric because it assesses whether management is focusing its efforts on the fundamental drivers of long-term shareholder value. Given the difficulty in identifying a suitable peer group, the Compensation Committee selected the S&P 500 Index as the comparable group because it is a broad-based, widely-used index. Beginning in 2009, TSR is calculated by measuring the absolute difference in cumulative TSR for each month of the 36-month performance period and averaging this over the number of periods measured. The Compensation Committee believes that this change will normalize temporary aberrations that can be caused by extreme market conditions and to prevent large late market cycle movements from distorting overall performance.

Following is a description of the terms and conditions of each component of the 2009 LTI award:

Stock Options	The stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on February 6, 2009, the day the Compensation Committee (or the Board in the case of the CEO grant) approved the grant. The stock options vest in three equal annual installments and expire seven years from the grant date. The executive only realizes benefits from the stock options to the extent our stock price increases over the term of the option.

PBRSRs	The PBRSRs granted in 2009 will vest and pay out upon approval of the Compensation Committee only if Ryder’s cumulative TSR meets or exceeds the Total Return of the S&P 500 Composite Index over the three-year performance period from January 1, 2009 to December 31, 2011. The PBRSRs entitle the named executive officer to receive dividend equivalents during the performance period.

PBCAs	The PBCAs granted in 2009 will vest and pay out upon approval of the Compensation Committee only if Ryder’s cumulative TSR meets or exceeds the Total Return of the 33rd percentile of the S&P 500 Composite Index over the three-year performance period from January 1, 2009 to December 31, 2011.

	2009 Awards: In February 2009, our independent directors approved an LTI award with a value of $3,355,000 to Mr. Swienton, which converted to 163,390 stock options, 35,900 PBRSRs and a $670,971 PBCA. The LTI value awarded to Mr. Swienton for 2009 was unchanged from the amount awarded in 2008.

	With respect to awards to our other executive officers, the target LTI values for all executive officers were aggregated into one LTI pool. In determining the target LTI value to grant to executive officers, the Compensation Committee considered Company performance, competitive practices, the cost to us and share dilution. The LTI pool was then allocated and awarded to the executive officers (including NEOs) by the Compensation Committee (based on recommendations made by Mr. Swienton). The Compensation Committee also considered each executive’s individual responsibilities, performance evaluation and long-term initiatives. The value of the LTI award granted to each of the other NEOs, and the amount of stock options, PBRSRs and PBCAs into which such award was converted is as follows:

	Named Executive Officer	LTI Value ($)	Stock Options (#)	PBRSR (#)	PBCA ($)
	Robert E. Sanchez	730,000	35,550	7,810	146,049
	Anthony G. Tegnelia	730,000	35,550	7,810	146,049
	John H. Williford	700,000	34,090	7,490	140,007
	Robert D. Fatovic	545,000	26,540	5,830	109,068

	2007 Awards: In 2007, we issued PBRSRs and tandem cash awards to our NEOs for the 2007-2009 performance period. Similar to the PBRSRs issued in 2009, vesting of the PBRSRs and tandem cash awards issued in 2007 was based on Ryder’s TSR for the three-year period ended December 31, 2009 meeting or exceeding Total Return for the S&P 500 Composite Index for the same period. As of December 31, 2009, Ryder’s three-year TSR was 163 basis points greater than the Total Return for the S&P 500 Composite Index. As a result, the PBRSRs and tandem cash awards for the 2007-2009 performance period were earned and vested upon Board approval in February 2010. The number of PBRSRs and the amount of the tandem cash for each of the NEOs was as follows:

	Named Executive Officer		PBRSRs Vested (#)	Tandem Cash Award ($)
	Gregory T. Swienton		21,340	639,956
	Robert E. Sanchez		3,740	112,157
	Anthony G. Tegnelia		5,335	159,989
	John H. Williford		—	—
	Robert D. Fatovic		3,500	104,960

OTHER BENEFITS AND PERQUISITES

Perquisites and Benefits
Objective:  The Compensation Committee prefers to compensate our NEOs in cash and equity rather than with perquisites. However, we do provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. In addition, we believe our NEOs should be eligible to participate in the standard benefits package available to all U.S. salaried employees as well as a few additional benefits that are customary for other executives in their positions.

2009 Perquisites

Annually, the Compensation Committee reviews the types and aggregate values of the Company’s perquisite program. During 2009, the Company maintained the perquisite program at the same level as that which had been provided to NEOs during 2008. Specifically, each NEO received the following perquisites:

• An annual car allowance equal to $9,600 per year;

    •   An annual perquisite allowance of $6,800 for all executive officers, other than our CEO, and $11,800 for our CEO. Perquisite allowances are designed to provide the executive with an amount of money that can be used by him to pay for community, business or social activities that may be indirectly related to the performance of the executive’s duties, but which are not otherwise eligible for reimbursement as direct business expenses. However, there is no requirement that the executive use the perquisite for these purposes. The Compensation Committee has determined that perquisite allowances are the most effective delivery mechanism because they provide flexibility to the executive and are excluded from ordinary compensation for the purposes of determining benefits or bonuses;

    •   Given the complex structure of certain elements of our compensation, we pay on behalf of our executives up to $15,000 per year for amounts incurred by the executive for financial planning and tax preparation services; and

• For security reasons, we provide up to $5,000 for the installation of a new or upgraded security system in the executive’s home and pay any related monthly monitoring fees.

Review of Perquisites Program

In October 2009, the Compensation Committee undertook a review of the Company’s perquisite program, and in particular the relevant gross-up provisions. In connection with the review, the Company examined the types and aggregate values of its perquisites and the Company’s limited gross-up policy (which was associated only with the Company’s annual perquisite allowance) with competitive information derived from a variety of executive benefits and perquisites reports. As a result of such review, the Compensation Committee determined that the types of perquisites provided, and the aggregate value of the Company’s perquisite programs, were below competitive norms. However, based on recent concerns regarding the use of tax gross-up provisions, the Compensation Committee decided to eliminate the gross-up on the annual perquisite allowance. In lieu of such gross-up, the Compensation Committee increased the annual perquisite allowance from $5,000 to $6,800 for all executive officers, other than our CEO, and from $7,500 to $11,800 for our CEO, in order to maintain an equivalent value. No other changes to the perquisites program were made.

2009 Benefits: During 2009, our named executive officers were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, Company-paid short and long-term disability insurance, and paid vacation and holidays. In addition, the named executive officers received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive’s current base salary in lieu of the standard Company-paid term life insurance (limited to an aggregate of $3 million in life insurance coverage under the policy) and individual supplemental long-term disability insurance which provides up to approximately $18,000 per month (subject to age, earnings, health and state of residence) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and are in line with enhanced benefits provided to similarly-situated executives.

Retirement Benefits
The NEOs are eligible to participate in one or more of the following Company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2009 Nonqualified Deferred Compensation” beginning on page 51 of this proxy statement.

Other Compensation

Time-Based Restricted Stock Rights

From time to time, we make grants of time-based restricted stock rights to our named executive officers. Generally, the restricted stock rights vested in three equal annual installments regardless of Company performance. Beginning in 2006, the Compensation Committee granted PBRSRs and cash awards in lieu of time-based restricted stock rights as the Compensation Committee believes that PBRSRs are more consistent with its compensation objectives. Time-based restricted stock rights continue to be used for retention purposes and to encourage potential new hires to leave their current employment. The time-based restricted stock rights include a right to receive dividend equivalents during the vesting period.

2010 Discretionary Grant.  Based upon a review of the Company’s 2009 operating and financial performance in a difficult economic environment and upon the strong contribution that each of our NEOs (including the CEO) made to the Company during the year, the independent directors awarded our CEO and the Compensation Committee awarded each other NEO a special grant of time-based restricted stock rights (TBRSR). This decision was based upon the belief that the proactive role taken by each of our NEOs (including the CEO) during 2009 in managing the Company’s business and its resources has well positioned us to compete in the current economic environment and take advantage of any near or long term recovery. These actions included: (1) aggressive steps to secure access to capital and maintain targeted credit and debt ratings, (2) record free cash flow, (3) our successful disengagement from SCS operations in South America and Europe, (4) effective management of asset and fleet levels to fit demand, (5) proactive measures taken to reduce exposure to the risks of distressed customers, (6) steps to maintain employee morale in the face of significant cost cutting and (7) improvements in leadership development and succession planning processes.

The independent directors and the Compensation Committee considered that TBRSR awards were the most appropriate form of consideration as the TBRSRs, which vest annually in one-third increments over a three-year period commencing February 10, 2011, serve as a continued retention tool for our NEOs (including the CEO) and maintain alignment of their interests with those of our shareholders as we continue taking steps to ensure the long-term success of the Company. Set forth below are the 2010 awards of TBRSRs made to the named executive officers:

Named Executive Officer	2010 TBRSR Award

Gregory T. Swienton	7,500
Robert E. Sanchez	3,000
Anthony G. Tegnelia	3,000
John H. Williford	3,000
Robert D. Fatovic	1,825

The amount of each TBRSR award was based primarily on the level of each NEO’s and the CEO’s responsibility, the challenges such NEO and the CEO faced during 2009, his performance in light of such challenges and the impact that such NEO and the CEO had on the Company’s short and long-term financial and operational prospects and the NEO’s and CEO’s 2009 compensation.

2009 Retention Grant.  In October 2009, Mr. Sanchez received a grant of 15,000 time-based restricted stock rights which cliff vest on November 1, 2012. Based on the significant amount of Mr. Sanchez’s equity awards that have vested or have a much lower value than expected based on market conditions, the Compensation Committee believed that this grant was a necessary retention tool to ensure that the Company retained Mr. Sanchez and his strong, consistent, financial leadership during the coming years.

Clawback Policy

If an executive is terminated for Cause (as defined in the severance agreements described on page 54 under “NEO Severance Agreements”) or if he violates certain noncompete and nonsolicitation provisions of his severance agreement, our LTI awards include clawback provisions that allow us to (i) cancel vested and unvested stock options and unvested restricted stock right awards, and (ii) recoup proceeds received by the executive within one year prior to the termination upon the exercise of stock options or the sale of stock underlying vested restricted stock rights.

Severance and Change of Control Benefits

All officers (including all executive officers) are currently eligible for certain severance benefits under either individual severance agreements (in the case of our NEOs) or the terms of our executive severance plan, as discussed below. These benefits are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 53. Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control benefits are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our shareholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

During 2006, the Compensation Committee conducted a comprehensive review and evaluation of our severance and change of control severance benefits and approved changes to the benefits effective January 1, 2007. These changes were described in detail in our 2008 proxy statement.

Through January 30, 2008, all officers (including all executive officers) who were parties to individual severance and change of control agreements prior to adoption of the new executive severance plan were eligible for certain severance benefits under the terms of our severance agreement and change of control benefits under the terms of our change of control severance agreement, forms of which are on file with the SEC.

The new severance and change of control severance benefits for the named executive officers, including Mr. Swienton, are provided under new individual severance agreements. A description of the current severance and change of control severance benefits as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 53.

Equity Granting Practices

The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall be the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (i) the date of the Board or Compensation Committee meeting at which the award was approved or (ii) the date on which the new hire commences employment. The exercise price of any stock option issued by us will be the average of the high and low sales price on the grant date (as required by our current equity compensation plans).

We do not time our equity award grants relative to the release of material non-public information. In 2008, the Compensation Committee amended the Policy to provide that the Compensation Committee could designate a grant date for time-based restricted stock rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of the Company’s insider trading policy, thereby avoiding potential negative tax implications to the executive.

Stock Ownership Requirements

To demonstrate the importance of linking executive management and shareholder interests, we established formal stock ownership requirements for all of our officers. The CEO must own Company stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least two times his annual base salary, and all other officers must own Company stock or stock equivalents having a value equal to at least one times their base salary. The ownership requirements must be proportionately satisfied within five years of being appointed an officer. As of December 31, 2009, all named executive officers were in compliance with their stock ownership requirements.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance-based” and under a plan approved by our shareholders.

As part of its review of our executive compensation arrangements, the Compensation Committee is cognizant of the tax implications of Section 162(m). The Compensation Committee believes that preserving its flexibility in awarding compensation is in our best interest and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

All stock options, PBRSRs and PBCAs granted in 2009 under our 2009 LTI Program are designed to meet the “performance-based” exception under Section 162(m).

Nonqualified Deferred Compensation

Under Section 409A of the Internal Revenue Code, amounts deferred by a NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

John M. Berra (Chair)
James S. Beard
David I. Fuente
L. Patrick Hassey
Lynn M. Martin

EXECUTIVE COMPENSATION

The following table sets forth the 2009, 2008 and 2007 compensation for:

•	our principal executive officer;

•	our principal financial officer; and

•	the three other most highly compensated executive officers serving as executive officers at the end of 2009 (based on total compensation (as reflected in the table below) reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column).

We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 31.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
			Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position		Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)

Gregory T. Swienton	Chairman and	2009	900,000	593,068	1,509,740	639,956	403,704	69,417	4,115,885
	Chief Executive Officer	2008	895,000	978,097	1,509,295	1,067,648	373,187	70,540	4,893,767
		2007	872,500	642,761	1,439,652	1,363,932	308,173	61,113	4,688,131

Robert E. Sanchez	Executive Vice President	2009	410,000	703,971	328,486	112,157	21,434	77,181	1,653,229
	and Chief Financial	2008	407,500	226,014	348,633	258,677	24,072	63,564	1,328,460
	Officer	2007	326,025	112,649	252,165	299,601	28,015	27,215	1,045,670

Anthony G. Tegnelia	President Global	2009	525,000	129,021	328,486	159,989	92,088	42,181	1,276,765
	Fleet Management	2008	492,850	927,774	348,633	344,009	110,967	41,360	2,265,593
	Solutions	2007	451,500	160,690	359,897	411,373	129,306	34,454	1,547,220

John H. Williford	President	2009	525,000	123,735	314,995	—	—	50,305	1,014,035
	Global Supply Chain	2008	274,167	1,054,525	348,737	206,557	—	17,151	1,901,137
	Solutions	2007	—	—	—	—	—	—	—

Robert D. Fatovic	Executive Vice President,	2009	337,000	96,312	245,232	104,960	18,671	70,929	873,104
	Chief Legal Officer and	2008	335,000	752,362	258,661	221,367	20,941	57,583	1,645,914
	Corporate Secretary	2007	326,250	105,420	236,216	277,783	30,475	31,704	1,007,848

[1]	Stock awards consist of PBRSRs granted pursuant to our Long-Term Incentive program as described above on page 40 in the Compensation Discussion and Analysis. For 2009, the amount also includes the fair market value of 15,000 time based restricted stock rights granted to Mr. Sanchez (with a grant date fair market value of $574,950). For 2008, the amount also includes (1) the fair market value of 12,000 time-based restricted stock rights granted to Mr. Tegnelia (with a grant date fair market value of $701,760) and 10,000 time-based restricted stock rights granted to Mr. Fatovic (with a grant date fair market value of $584,800 ) and (2) the fair market value of 11,050 time-based restricted stock rights granted to Mr. Williford (with a grant date fair market value of $800,350) in connection with his employment as our new President of Global Supply Chain Solutions. The grant date fair value of stock awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column do not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009. Dividend equivalents are paid on all PBRSRs and time-based restricted stock rights.

[2]	Option awards consist of stock options granted pursuant to our Long-Term Incentive program as described above on page 40 in the Compensation Discussion and Analysis. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column do not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

[3]	For 2009, the amounts in this column represent only the amount of the PBCAs earned in 2009, which were originally granted in February 2007 for the 2007-2009 performance cycle of our LTI program. The PBCAs vested as Ryder’s TSR for the three-year period ended December 31, 2009 exceeded Total Return for the S&P 500 Composite Index for the same period. No amounts were earned or paid under our 2009 Annual Incentive Program as we did not meet the EPS threshold set forth in the program.

[4]	The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 51. No named executive officer realized above-market or preferential earnings on deferred compensation.

[5]	All Other Compensation for 2009 includes the following payments or accruals for each named executive officer:

				Premiums
				Paid
			Employer	Under the
			Contributions	Supplemental	Premiums
		Employer	to the	Long-Term	Paid for
		Contributions	Deferred	Disability	Executive	Charitable
		to the 401(k)	Compensation	Insurance	Life	Awards
	Year	Plan ($)(a)	Plan ($)(a)	Plan ($)	Insurance ($)	Programs ($)(b)	Perquisites ($)(c)

Gregory T. Swienton	2009	3,264	—	8,263	3,402	17,639	36,849

Robert E. Sanchez	2009	16,739	22,690	4,328	1,550	—	31,874

Anthony G. Tegnelia	2009	3,264	—	5,532	1,985	—	31,400

John H. Williford	2009	—	7,219	9,167	1,985	—	31,934

Robert D. Fatovic	2009	16,739	16,066	5,133	1,274	—	31,717

(a)	As described below under “Pension Benefits”, Messrs. Sanchez, Williford and Fatovic do not accrue benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Messrs. Swienton and Tegnelia accrue benefits under our pension plan and therefore are not eligible for the 3% Company contribution or the 50% Company match of employee contributions into their 401(k) and deferred compensation accounts. Messrs. Swienton and Tegnelia are eligible for the discretionary Company contribution based on our attainment of annual performance targets, which is available to all employees whether or not they continue to participate in the pension plan.

(b)	As Chairman of the Board, Mr. Swienton is eligible to participate, at the Board level, in our Matching Gifts to Education Program and Directors’ Charitable Award Program described under “Director Compensation” on page 57. For 2009, the amounts in this column reflect (i) $10,000 in benefits under the Matching Gifts to Education Program and (ii) $7,639 in insurance premium payments made on behalf of Mr. Swienton in connection with the Directors’ Charitable Award Program.

(c)	Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an annual perquisite allowance and amounts paid in connection with the executive’s home security system. The value reflected in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

2009 Grants of Plan-Based Awards

The following table reflects the five types of plan-based awards granted to our named executive officers in 2009. The first row represents the range of payouts under the 2009 annual cash incentive (bonus) awards (AIB) granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The second row represents the number of shares of common stock to be issued upon vesting of the PBRSRs granted in 2009 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The third row represents the target payout under the performance-based cash awards granted in 2009 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fourth row represents stock options granted during 2009 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fifth row, as applicable, represents time-based restricted stock rights granted in 2009 under the Ryder System, Inc. 2005 Equity Compensation Plan.

								Estimated
								Future	All Other		All Other
								Payouts	Stock		Option		Grant Date
								Under	Awards		Awards:		Fair Value
				Estimated Future Payouts				Equity	Number of		Number of	Exercise or	of Stock
				Under Non-Equity				Incentive	Shares of		Securities	Base Price	and
				Incentive Plan Awards				Plan Awards	Stock		Underlying	of Option	Option
	Grant	Grant		Threshold	Target		Maximum	Target	or Units		Options	Awards	Awards
Name	Type	Date		($)	($)		($)	(#)[2]	(#)		(#)[3]	($/Sh)[4]	($)[5]

Gregory T. Swienton	AIB	2/6/09	[1]	270,000	1,080,000		2,160,000
	PBRSR	2/6/09						35,900					593,068
	PBCA	2/6/09			670,971	[6]
	Options	2/6/09									163,390	32.71	1,509,740
Robert E. Sanchez	AIB	2/6/09	[1]	76,875	307,500		615,000
	PBRSR	2/6/09						7,810					129,021
	PBCA	2/6/09			146,049	[6]
	Options	2/6/09									35,550	32.71	328,486
	TBRSR	10/9/09							15,000	[7]			574,950
Anthony G. Tegnelia	AIB	2/6/09	[1]	98,438	393,750		787,500
	PBRSR	2/6/09						7,810					129,021
	PBCA	2/6/09			146,049	[6]
	Options	2/6/09									35,550	32.71	328,486
John H. Williford	AIB	2/6/09	[1]	98,438	393,750		787,500
	PBRSR	2/6/09						7,490					123,735
	PBCA	2/6/09			140,007	[6]
	Options	2/6/09									34,090	32.71	314,995
Robert D. Fatovic	AIB	2/6/09	[1]	63,188	252,750		505,500
	PBRSR	2/6/09						5,830					96,312
	PBCA	2/6/09			109,068	[6]
	Options	2/6/09									26,540	32.71	245,232

[1]	Amounts reflect the range of potential payouts that were possible under the 2009 annual incentive bonus (AIB) program. However, as we did not meet the threshold EPS performance target set for the annual incentive bonus awards, no amounts were earned or paid to the NEOs under our 2009 annual incentive bonus program. The 2009 annual incentive bonus program is discussed in further detail under the heading “Annual Incentive Bonus” in the Compensation Discussion and Analysis.

[2]	This column reflects the amount of PBRSRs awarded under our LTI program. The PBRSRs will payout only if our Total Return for the three-year period ending on December 31, 2011 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program — PBRSRs” in the Compensation Discussion and Analysis. The PBRSRs are entitled to dividend equivalents.

[3]	Represents stock options granted under our 2009 LTI program. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 6, 2010. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program-Stock Options” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

[4]	The exercise price of the stock options granted in 2009 was set as the average of the high and the low sales prices of our common stock on the grant date as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $34.04 on February 6, 2009.

[5]	The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 23 to our audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

[6]	Represents the potential payout under PBCA granted in 2009 under our LTI program. The PBCA will vest and be payable only if our Total Return for the three-year period ending on December 31, 2011 meets or exceeds 33% of the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program — PBCA” in the Compensation Discussion and Analysis.

[7]	Represents time-based restricted stock rights granted to Mr. Robert Sanchez in 2009. These restricted stock rights will cliff vest on November 1, 2012.

Outstanding Equity Awards as of December 31, 2009

	Option Awards					Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards:
									Plan Awards:		Market or
								Market	Number of		Payout Value
						Number of		Value of	Unearned		of Unearned
	Number of	Number of				Shares or		Shares or	Shares, Units		Shares, Units
	Securities	Securities				Units of		Units of	or Other		or Other
	Underlying	Underlying		Option		Stock That		Stock That	Rights That		Rights That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options	Options		Price	Expiration	Vested		Vested[1]	Vested		Vested[1]
Name	(#)	(#)		($)	Date	(#)		($)	(#)		($)
	Exercisable	Unexercisable

Gregory T. Swienton	42,100	—		16.60	10/10/2010
	150,000	—		36.88	2/12/2011
	175,000	—		44.89	2/10/2012
	175,000	—		42.73	2/13/2013
	74,923	37,462	(5)	52.48	2/9/2014
	36,430	72,860	(6)	58.48	2/8/2015
	—	163,390	(8)	32.71	2/6/2016
									21,340	(2)	878,568
									20,080	(3)	826,694
									35,900	(4)	1,478,003
Robert E. Sanchez	12,000	—		44.89	2/10/2012
	7,500	—		38.99	7/15/2012
	18,750	—		42.73	2/13/2013
	13,123	6,562	(5)	52.48	2/9/2014
	8,415	16,830	(6)	58.48	2/8/2015
	—	35,550	(8)	32.71	2/6/2016
									3,740	(2)	153,976
									4,640	(3)	191,029
									7,810	(4)	321,538
						15,000	(11)	617,550
Anthony G. Tegnelia	5,000	—		33.19	10/7/2012
	10,000	—		42.73	2/13/2013
	18,730	9,365	(5)	52.48	2/9/2014
	8,415	16,830	(6)	58.48	2/8/2015
	—	35,550	(8)	32.71	2/6/2016
									5,335	(2)	219,642
									4,640	(3)	191,029
									7,810	(4)	321,538
						12,000	(9)	494,040
John H. Williford	5,665	11,330	(7)	72.44	6/23/2015
	—	34,090	(8)	32.71	2/6/2016
									3,745	(3)	154,182
									7,490	(4)	308,363
						11,050	(10)	454,929
Robert D. Fatovic	5,000	—		48.54	10/8/2011
	12,000	—		44.89	2/10/2012
	18,000	—		42.73	2/13/2013
	12,293	6,147	(5)	52.48	2/9/2014
	6,244	12,486	(6)	58.48	2/8/2015
	—	26,540	(8)	32.71	2/6/2016
									3,500	(2)	144,095
									3,440	(3)	141,625
									5,830	(4)	240,021
						10,000	(9)	411,700

[1]	Based on a stock price of $41.17, which was the closing market price of our common stock on December 31, 2009.

[2]	These PBRSRs met the applicable performance threshold on December 31, 2009, but did not vest until Board approval was obtained on February 10, 2010.

[3]	Represents the PBRSRs that were granted in February 2008 (Mr. Williford’s were granted in June 2008 at the commencement of his employment) and will vest if our Total Shareholder Return for the three-year period ending December 31, 2010 meets or exceeds the Total Return of the S&P 500 Composite Index over the same period and Board approval is obtained.

[4]	Represents the PBRSRs that were granted in February 2009 and will vest if our cumulative average Total Shareholder Return for the three-year period ending December 31, 2011 meets or exceeds the cumulative average Total Shareholder Return of the S&P 500 Composite Index over the same period and Board approval is obtained.

[5]	These stock options will vest on February 9, 2010.

[6]	These stock options will vest in two equal installments on February 8, 2010 and February 8, 2011.

[7]	These stock options will vest in two equal installments on June 23, 2010 and June 23, 2011.

[8]	These stock options will vest in three equal installments on February 6, 2010, February 6, 2011 and February 6, 2012.

[9]	These restricted stock rights will vest on February 8, 2011.

[10]	These restricted stock rights will vest on June 23, 2011.

[11]	These restricted stock rights will vest on November 1, 2012.

2009 Option Exercises and Stock Vested

	Option Awards			Stock Awards[1]
	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Exercise		on Exercise	Acquired on Vesting	on Vesting
Name	(#)		($)[2]	(#)[3]	($)[4]

Gregory T. Swienton	71,900	(5)	1,657,682	20,000	680,800
Robert E. Sanchez	—		—	18,900	700,206
Anthony G. Tegnelia	—		—	5,900	200,836
John H. Williford	—		—	—	—
Robert D. Fatovic	—		—	3,500	119,140

[1]	These columns reflect both performance and time-based restricted stock rights previously awarded to the named executive officers that vested during 2009.

[2]	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

[3]	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Gregory T. Swienton, 5,346 shares; Robert E. Sanchez, 3,967 shares; Robert D. Fatovic, 1,074 shares.

[4]	Calculated based on the closing market price of Ryder common stock on the vesting date.

[5]	All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on each of May 15, 2008 and May 22, 2009.

Pension Benefits

We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so as described below.

Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.

Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age sixty-five. If a participant is over age fifty-five and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age sixty-two. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified defined benefit pension plan is currently $185,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2009 was $245,000. The pension restoration plan covers those pension plan participants (including each of the NEOs) whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.

In January 2007, our Board of Directors approved amendments to our pension and pension restoration plans. As a result of the changes, effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants (including executive officers) other than those who were eligible to continue to participate, as described below, and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.

Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) plan was enhanced for those employees no longer eligible to earn pension benefits to provide for a (i) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) plan continues to provide 401(k) plan participants with a discretionary Company contribution based on our attainment of annual performance targets, whether or not he or she continues to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for the Company contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.

Pension plan participants who (1) earned a minimum of 65 points (calculated as the sum of an employee’s age and years of service with the Company as of December 31, 2007) or (2) had at least 20 years of credited service with the Company as of December 31, 2007 (regardless of age) were given until August 2007 to make a one-time, irrevocable election to continue to earn benefits under the pension and pension restoration plans or transition to the enhanced 401(k) plan and non-elective deferred compensation plan. Based on their age and tenure with the Company, Mr. Swienton and Mr. Tegnelia met these eligibility criteria and, like all other eligible plan participants, were eligible to choose to continue accruing benefits under the pension and pension restoration plans. Each of Mr. Swienton and Mr. Tegnelia elected to do so. Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements. As such, their pension benefit is frozen and they are now entitled to the enhanced benefits under the 401(k) and deferred compensation plans.

The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see note 24 to our audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

		Number of	Present Value
		Years Credited	of Accumulated
Name	Plan Name	Service (#)	Benefit ($)[1]

Gregory T. Swienton	Retirement Plan	11	368,904
	Benefit Restoration Plan	11	2,009,991
Robert E. Sanchez	Retirement Plan	17	152,718
	Benefit Restoration Plan	17	142,202
Anthony G. Tegnelia	Retirement Plan	33	1,057,961
	Benefit Restoration Plan	33	1,358,843
John H. Williford	Retirement Plan	—	—
	Benefit Restoration Plan	—	—
Robert D. Fatovic	Retirement Plan	15	135,794
	Benefit Restoration Plan	15	121,761

[1]	These amounts have been modified to reflect the effect of the pension changes approved in January 2007 and discussed above.

2009 Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain employees, including the named executive officers, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the later to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits,” in 2009 Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits under our pension plan and instead received employer contributions into their deferred compensation accounts. A description of these benefits is included under “Pension Benefits” above.

	Executive
	Contributions in	Employer Contributions	Aggregate Earnings
	Last Fiscal	in Last Fiscal	in Last Fiscal	Aggregate Balance at
Name	Year ($)[1]	Year ($)[1]	Year ($)[2]	Last Fiscal Year-End ($)[3]

Gregory T. Swienton	—	—	—	—
Robert E. Sanchez	24,600	22,690	33,764	214,708
Anthony G. Tegnelia	—	—	22,224	103,875
John H. Williford	—	7,219	3	7,222
Robert D. Fatovic	26,960	16,066	100,972	696,038

[1]	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2009.

[2]	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2009.

[3]	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

Historically, our officers were entitled to severance benefits under the terms of our form severance agreement and change of control benefits under the terms of our form change of control severance agreement, copies of which are on file with the SEC. During 2006, the Compensation Committee conducted a comprehensive review and evaluation of our severance and change of control severance benefits. In January 2007, based on the results of the Compensation Committee’s review, our Board of Directors decided to terminate all existing severance and change of control severance agreements effective January 30, 2008, and adopt a new severance and change of control severance program that would generally reduce our officers’ severance benefits. Although the Compensation Committee and management determined that the severance benefits under the prior agreements were reasonable, they believe the approved changes were more in line with current market standards and emerging governance trends.

The new severance benefits for the named executive officers, including Mr. Swienton, are provided under new individual severance agreements, as amended to comply with Section 409A of the Internal Revenue Code (NEO severance agreements), copies of which were filed with the SEC on February 11, 2009. The new severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended to comply with Section 409A of the Internal Revenue Code, a copy of which was filed with the SEC on February 11, 2009. No severance was paid to an NEO during 2009 under either the prior or current severance program. For a description of the severance program that was in effect until January 30, 2008, please see the disclosure under “Potential Payments Upon Termination or Change of Control” in our 2008 proxy statement.

Voluntary Termination and Termination for Cause

In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be cancelled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be cancelled.

Termination for Death, Disability or Retirement

Cash.  In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $996 to $1,794, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Benefits” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual bonus program.

Equity.  Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2009 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2009) was $2.5 million for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.

Upon death, disability or retirement, a pro-rata portion of any time-based restricted stock rights will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCA is met, a pro-rata portion of the PBRSRs and PBCA will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCA that the executives would have been provided had the death, disability or retirement occurred on December 31, 2009 and assuming, with respect to the PBRSRs and PBCA, that the performance condition is met, is as follows: Gregory T. Swienton, $3,231,951; Robert E. Sanchez, $698,225; Anthony G. Tegnelia, $1,077,848; John H. Williford, $551,961; and Robert D. Fatovic, $796,190.

Involuntary Termination without Cause and Termination Following a Change of Control

NEO Severance Agreements.  Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interest of the Company.

Key Defined Terms.  Following are key terms defined in the NEO severance agreement:

•	“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity which would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•	“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•	“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.  A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.

Severance Benefits.  If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits

Cash Severance	The executive will receive cash severance as follows:

•   salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO).

•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (1.5x for all executive officers and 2.5x for the CEO).

The executive will receive cash severance as follows:

•   lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO).

•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO).

•   tax-gross-up with a 10% cutback feature.

Benefits	The executive will be entitled to benefits as follows:

•   continuation of all medical, dental and prescription insurance plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility to receive benefits from another employer.

• continuation of executive life and supplemental disability insurance until the end of the relevant severance period.
• outplacement services under a Company-sponsored program.

Other Provisions.  The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions.

Equity and Other Compensation.  Our executive officers (including all of our NEOs) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.

Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (i) our current equity plans provide for accelerated vesting of outstanding equity awards (single-trigger), (ii) all deferred compensation amounts are immediately vested and paid to the executive, (iii) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (iv) accrued benefits under our pension restoration plan are immediately paid.

Estimated Severance and Change of Control Severance Benefits as of December 31, 2009

The estimated payments and benefits that would be provided to each named executive officer as the result of involuntary termination without Cause or the occurrence of a Change of Control under NEO severance agreements (which have been in effect for all current executive officers beginning January 31, 2008) are set forth in the table below. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2009 and (ii) the per share price of our common stock is $41.17, the closing price on December 31, 2009.

		Triggering Event
			Change of
		Involuntary	Control
		Termination	without	Change of Control
	Compensation	without Cause	Termination	with Termination
Name	Components	($)	($)	($)

Gregory T. Swienton	Cash Severance[1]	4,950,000	—	5,940,000
	Intrinsic Value of Equity[2]	—	6,547,396	6,547,396
	Retirement Benefits[3]	—	282,054	282,054
	Welfare Benefits[4]	14,940	—	17,928
	Outplacement[5]	28,500	—	28,500
	Gross-up6	—	—	—

	Total Benefit to Employee	4,993,440	6,829,450	12,815,878

Robert E. Sanchez	Cash Severance[1]	1,076,250	—	1,435,000
	Intrinsic Value of Equity[2]	—	1,998,086	1,998,086
	Retirement Benefits[3]	—	60,469	60,469
	Welfare Benefits[4]	16,146	—	21,528
	Outplacement[5]	28,500	—	28,500
	Gross-up6	—	—	—

	Total Benefit to Employee	1,120,896	2,058,555	3,543,583

Anthony G. Tegnelia	Cash Severance[1]	1,378,125	—	1,837,500
	Intrinsic Value of Equity[2]	—	1,988,074	1,988,074
	Retirement Benefits[3]	—	190,560	190,560
	Welfare Benefits[4]	8,964	—	11,952
	Outplacement[5]	28,500	—	28,500
	Gross-up6	—	—	—

	Total Benefit to Employee	1,415,589	2,178,634	4,056,586

John H. Williford	Cash Severance[1]	1,378,125	—	1,837,500
	Intrinsic Value of Equity[2]	—	1,500,882	1,500,882
	Retirement Benefits[3]	—	—	—
	Welfare Benefits[4]	16,146	—	21,528
	Outplacement[5]	28,500	—	28,500
	Gross-up6	—	—	—

	Total Benefit to Employee	1,422,771	1,500,882	3,388,410

Robert D. Fatovic	Cash Severance[1]	884,625	—	1,179,500
	Intrinsic Value of Equity[2]	—	1,490,936	1,490,936
	Retirement Benefits[3]	—	51,705	51,705
	Welfare Benefits[4]	16,146	—	21,528
	Outplacement[5]	28,500	—	28,500
	Gross-up6	—	—	—

	Total Benefit to Employee	929,271	1,542,641	2,772,169

[1]	Cash severance includes: (i) base salary and (ii) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

[2]	Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2009 ($41.17).

[3]	This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2009, with the exception of Mr. Swienton for whom age 62 was assumed.

[4]	Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.

[5]	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

[6]	In the case of a termination in connection with a Change of Control, the tax gross-up applies to all payments and benefits and is subject to a cutback if the severance amount does not exceed 110% of the limitation in Section 280G of the Internal Revenue Code.

DIRECTOR COMPENSATION

Description of Director Compensation Program

The key objective of the compensation program for our Board of Directors is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibility to oversee management with the goal of enhancing long-term value for our shareholders and ensuring the continuity and vitality of our Company. The program is also designed to recognize the increasing time commitment and potential liability associated with serving on the board of directors of a public company. All compensation decisions for our Board of Directors are made by the full Board based in part on recommendations made by the Compensation Committee and the Governance Committee. Our CEO, in his role as Chairman of the Board, also reviews the information to be presented to the Committees and the Board in connection with our Board compensation program. Directors who are our employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level and Directors’ Charitable Awards Program, as described below.

During 2009, each of our non-employee directors were paid an annual retainer equal to $45,000 per year. The annual retainer is paid each year in January. The directors are given the option to receive all or any portion of their annual retainer in Ryder common stock that cannot be sold until six months after the date on which the person ceases to be a director. The directors also received an annual committee retainer during 2009 equal to $35,000 per year. Annual committee retainers are paid in May of each year. During 2009, if a director attended more than six Board meetings or more than six Committee meetings he or she would receive $1,000 for each additional Board or Committee meeting attended during the year. Excess meeting fees are paid in December of each year. During 2009, the Chairs of the Finance Committee and Governance Committee each received an additional $7,500 per year in Chair fees. The Chairs of the Audit Committee and the Compensation Committee received an additional $15,000 per year. Chair fees are paid in May of each year and are prorated based on time served in the Chair position.

During 2009, each non-employee director received $90,000 in restricted stock units. This grant is made annually on the date of our Annual Shareholders Meeting in May. The number of restricted stock units granted is based on the average of the high and low sales price of Ryder common stock on the date of grant. The restricted stock units vest and are delivered (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The initial grant of restricted stock units will not vest unless the director has served a minimum of one year. The units receive dividend equivalents which are reinvested through our Dividend Reinvestment Program, but do not have voting rights. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will vest and be delivered to the director in a lump sum. We have not granted stock options to directors since May 2004.

Ms. Varney, who resigned from the Board on April 21, 2009, was eligible to receive a pro-rata cash payment based on the value of her total annual compensation package. Ms. Varney received a pro-rata payment of $53,979 for her services in 2009 as a member of the Board and Chair of the Governance Committee.

Directors may elect to defer receipt of their annual Board and Committee retainers and excess meeting and Chair fees, which deferred amounts are part of our general assets and are credited with hypothetical earnings based on several investment options selected by the director (including our common stock). The compensation may be deferred until the later to occur of a fixed date or termination of Board service, and is payable in a lump sum or in annual installments. Upon a change of control, however, all deferred amounts will be paid immediately in a lump sum. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.

We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.

Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. During 2009, based on the economic environment, the Compensation Committee recommended, and the Board approved, maintaining non-employee director compensation at the same levels for 2010.

2009 Director Compensation

The table below sets forth the total compensation received by our non-management Board members in 2009. The amounts in the Stock Awards column below represent the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for (i) restricted stock units granted to the directors in 2009 and (ii) dividends on the restricted stock units granted to directors in 2009.

For additional information regarding the assumptions made in calculating the amounts reflected in the Stock Awards column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K for the year ended December 31, 2009.

	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)[1,2,3]	($) [4,5]	($)[6]	($)

James S. Beard	82,000	93,462	—	175,462
John M. Berra	97,000	102,662	7,414	207,076
David I. Fuente	80,000	105,113	7,210	192,323
L. Patrick Hassey	82,000	98,277	—	180,277
Lynn M. Martin	81,000	111,561	17,098	209,659
Luis P. Nieto, Jr.	85,000	96,343	5,207	186,550
Eugene A. Renna	85,000	103,350	7,590	195,940
Abbie J. Smith	100,000	102,662	7,414	210,076
E. Follin Smith	93,500	99,567	—	193,067
Hansel E. Tookes, II	92,500	103,350	6,960	202,810
Christine A. Varney	53,979	2,909	9,785	66,673

[1]	Includes an annual committee retainer of $35,000 plus an annual retainer of $45,000, except for Ms. Varney who was paid a pro-rated cash amount based on the value of her total annual compensation package, for her service from January 1, 2009 through April 21, 2009, the effective date of her resignation.

[2]	Includes Committee Chair fees as follows: Mr. Berra, $15,000; Ms. A. Smith, $15,000; Mr. Tookes, $7,500; and Ms. E. Smith, $7,500.

[3]	This column includes additional meeting fees, paid to members of the Board as follows: Mr. Beard, $2,000; Mr. Berra, $2,000; Mr. Hassey. $2,000; Ms. Martin, $1,000; Mr. Nieto, $5,000; Mr. Renna, $5,000; Ms. A. Smith, $5,000; Ms. E. Smith, $6,000; and Mr. Tookes, $5,000.

[4]	Includes the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for dividends on the restricted stock units granted to directors in 2009 in the following amounts: Mr. Beard, $3,482; Mr. Berra, $12,682; Mr. Fuente, $15,132; Mr. Hassey. $8,297; Ms. Martin, $21,581; Mr. Nieto, $6,363; Mr. Renna, $13,370; Ms. A. Smith, $12,682; Ms. E. Smith, $9,587; Mr. Tookes, $13,370; and Ms. Varney, $2,909.

[5]	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2009.

	Outstanding	Outstanding
	Stock Awards	Option Awards

James S. Beard	3,931	—
John M. Berra	12,734	5,000
David I. Fuente	17,178	—
L. Patrick Hassey	7,816	—
Lynn M. Martin	18,475	10,000
Luis P. Nieto, Jr.	6,213	—
Eugene A Renna	11,889	5,000
Abbie J. Smith	13,166	5,000
E. Follin Smith	9,414	—
Hansel E. Tookes, II	13,008	5,000
Christine A. Varney	550	—

[6]	Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Fuente, $7,210; Ms. Martin, $7,098; Mr. Renna, $7,590; Ms. A. Smith, $7,414; Mr. Tookes, $6,960; and Ms. Varney, $4,785. Benefits under the Company’s Matching Gifts to Education program were as follows: Ms. Martin, $10,000; Mr. Nieto, $5,207; and Ms. Varney, $5,000. As a director, Mr. Swienton also participates (at the $10,000 level) in the Matching Gifts to Education program and in the Directors’ Charitable Award Program. The amounts paid on behalf of Mr. Swienton in connection with these programs are reflected in the Summary Compensation Table on page 47.

Stock Ownership Requirements

To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors. Directors are expected to own Ryder stock or stock equivalents (including any vested or unvested restricted stock units) having a minimum value equal to one times such director’s total annual compensation (approximately $170,000 in 2009). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2009, all directors were in compliance with their stock ownership requirements.

APPENDIX A

RYDER SYSTEM, INC.

2005 EQUITY COMPENSATION PLAN

1.	Purpose of the Plan

The purpose of this 2005 Equity Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward directors, officers, other employees, and persons who provide services to the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.	Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1 “Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares or cash.

2.2 “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3 “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.6 “Committee” means the committee appointed by the Board to administer the Plan or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.7 “Company” means Ryder System, Inc., a company organized under the laws of the state of Florida.

2.8 “Fair Market Value” means, with respect to the Shares, the average of the highest and lowest sale price for the Shares as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange on the date as of which such determination is being made or on the most recently preceding date on which there was such a sale.

2.9 “Full-Value Award” means any Award granted under the Plan other than (i) a stock option that requires the Participant to pay (in cash, foregone cash compensation, or other consideration, other than the performance of services, designated as acceptable by the Committee) at least the Fair Market Value of the Shares subject thereto as determined on the date of grant of an Award or (ii) a stock appreciation right that is based solely on the appreciation of the Shares underlying the Award from the Fair Market Value of the Shares as determined on the date of grant of the Award.

2.10 “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.11 “Participant” means any employee or director who has been granted an Award under the Plan.

2.12 “Prior Plans” means the Ryder System, Inc. 1995 Stock Incentive Plan, the Ryder System, Inc. Stock for Merit Increase Replacement Plan and the Ryder System, Inc. Board of Directors Stock Award Plan.

2.13 “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the United States Securities Exchange Act of 1934 and an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m).

2.14 “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.15 “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

3.	Administration

3.1 Committee.  The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2 Powers and Duties of Committee.  In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a) adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(b) correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c) make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d) make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3 Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or as provided in Section 5.2, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.4 Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Awards

4.1 Eligibility.  The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (i) individuals who are employees (including officers) of the Company or any Subsidiary, and (ii) Non-Employee Directors.

4.2 Type of Awards.  The Committee shall have the discretion to determine the type of Awards to be granted under the Plan. Such Awards may be in a form payable in either Shares or cash, including, but not limited to, options to purchase Shares, restricted Shares, bonus Shares, appreciation rights, Share units, performance units and dividend equivalents. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an Award in the nature of a purchase right (e.g., options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3 Terms and Conditions of Awards.  The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m). Notwithstanding the foregoing, (i) the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of such stock option, (ii) with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right, (iii) the period during which an Award may remain outstanding shall not exceed seven (7) years from the date the Award is granted, (iv) no Full-Value Award issued under the Plan (other than Full-Value Awards that are either performance-based or granted to Non-Employee Directors) shall fully vest within three (3) years from the date of grant of such Full-Value Award, (v) no Full-Value Award issued under the Plan that is performance-based shall fully vest within one (1) year from the date of grant of such Full-Value Award and (vi) any Awards granted to Non-Employee Directors shall be granted to all Non-Employee Directors on a non-discretionary basis based on a formula approved by the Committee.

4.4 Option Repricing.  As to any Award granted as an option to purchase Shares or an appreciation right payable in Shares, the Committee is not authorized to subsequently reduce the applicable exercise price relating to such Award, or take such other action as may be considered a repricing of such Award under generally accepted accounting principles.

4.5 Stand-Alone, Additional, Tandem, and Substitute Awards.  Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, and in granting a new Award, the Committee may determine that the value of any surrendered Award or award may be applied to reduce the exercise price of any option or appreciation right or purchase price of any other Award.

5.	Performance Awards

5.1 Performance Awards Granted to Designated Covered Employees.  If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1. This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation § 1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(a) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on invested capital, return on equity; profitability; (6) economic value added (“EVA”); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (9) total stockholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; and (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee.

(c) Performance Period; Timing for Establishing Performance Award Terms.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(d) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

(e) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, other Awards, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(f) Impact Of Extraordinary Items Or Changes In Accounting.  To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 5.1(c), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Section 5.1(c), provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

5.2 Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

5.3 Status of Section 5.1 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	Limitations on Awards

6.1 Aggregate Number of Shares Available for Awards.  The maximum aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall be 8,000,000 (which represents 1,900,000 Shares that were available for issuance under the Prior Plans plus 6,100,000 additional Shares), provided, however, that no more than 1,500,000 Shares may be issued pursuant to Full-Value Awards. No further awards will be made under the Prior Plans. Any Shares underlying any award under the Prior Plans or any Award under the Plan that is cancelled, forfeited, lapses or is otherwise terminated without an issuance of Shares being made thereunder will no longer be counted against the foregoing maximum share limitation and may again be made subject to Awards under the Plan; provided, however, that upon the exercise of a stock appreciation right, the full number of Shares underlying such stock appreciation right on the date of grant will be counted against the aggregate Share limitation irrespective of the manner in which such stock appreciation right is settled.

6.2 Per Participant Limitation on Share-Based Awards.  In any calendar year, no Participant may be granted Awards that relate to more than 500,000 Shares. This Section 6.2 shall apply only with respect to Awards that are denominated by a specified number of Shares, even if the Award may be settled in cash or a form other than Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.3 Per Participant Limitation on Other Awards.  In any calendar year, no Participant may be granted Awards not otherwise described in Section 6.2 that can be settled for cash, Shares or other consideration having a value in excess of $5,000,000.

7.	Adjustments

In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered pursuant to Sections 6.1 and 6.2, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award. The Committee will make such substitutions or adjustments including as described in (i), (ii) or (iii) above as it deems fair and equitable to the Participants as a result of any Share dividend or split declared by the Company. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

8.	General Provisions

8.1 Compliance with Laws and Obligations.  The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2 Limitations on Transferability.  Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3 No Right to Continued Employment; Leaves of Absence.  Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement, (i) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (ii) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4 Taxes.  The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5 Changes to the Plan and Awards.  The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if (i) it materially modifies the terms of the Plan or (ii) such shareholder approval is required by any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5.

8.6 No Right to Awards; No Shareholder Rights.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7 Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8 Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9 Successors and Assigns.  The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.10 Governing Law.  The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8.11 Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.12 Plan Termination.  Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the date the Company’s shareholders originally approved the Plan (May 6, 2005) or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

Amended:	December 14, 2006 February 8, 2008

APPENDIX B

RYDER SYSTEM, INC.

STOCK PURCHASE PLAN FOR EMPLOYEES

1.	Purpose of the Plan.

The Ryder System, Inc. Stock Purchase Plan for Employees, also known as “RyderShares” (the “Plan”) is intended to provide an opportunity for Eligible Employees of the Company and its Participating Subsidiaries to acquire ownership in the Company through the purchase of Shares. The Company expects to benefit from the added interest which Eligible Employees will have in the welfare of the Company as a result of their ownership in the Company.

2.	Definitions.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Beneficial Owner:  As such term is defined in Rule 13(d)(3) under the 1934 Act (or any successor Rule thereto).

(b) Beneficiary:  The person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive the amounts credited to the Participant’s Payroll Deduction Account and the Shares held in the Participant’s Brokerage Account after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him or her, then the Beneficiary shall be, in the following order of preference: (i) the Participant’s surviving spouse, or (ii) the Participant’s estate.

(c) Board:  The Board of Directors of the Company.

(d) Brokerage Account:  An account established in a Participant’s name with the Plan Broker.

(e) Change of Control:  For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii) the individuals who, as of January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2007 whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii) there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding

Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) there is a liquidation or dissolution of the Company approved by the shareholders; or

(v) there is a sale of all or substantially all of the assets of the Company.

(f) Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) Committee:  The Compensation Committee of the Board.

(h) Company:  Ryder System, Inc., a Florida corporation.

(i) Compensation:  The regular base salary paid to a Participant by the Company or one or more Participating Subsidiaries during such individual’s period of participation in one or more Offering Periods under the Plan before deduction of any income tax or employment tax withholdings or contributions to any 401(k) or Code Section 125 Plan now or hereafter established by the Company or any Participating Subsidiary. The Committee may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

(j) Disqualifying Disposition:  As such term is defined in Section 10(f) of the Plan.

(k) Eligible Employee:  Any Employee of the Company or of a Participating Subsidiary who is eligible to participate in the Plan pursuant to Section 6 of the Plan.

(l) Employee:  Any employee of the Company or of a Participating Subsidiary.

(m) Enrollment Period:  The period commencing on the first day of the month immediately preceding the Offering Commencement Date and ending on the Offering Commencement Date for which participation is sought by an Eligible Employee.

(n) Fair Market Value:  The closing price of the Shares on a given day as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange, or, if no sales of the Shares were made on that day, on the most recently preceding date on which there was such a sale.

(o) 1933 Act: The Securities Act of 1933, as amended, or any successor thereto.

(p) 1934 Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(q) Offering Commencement Date:  The first day of an Offering Period.

(r) Offering Period:  Period of time during which Participants will make contributions and pay for their Shares pursuant to Section 5 of the Plan.

(s) Participant:  Any Eligible Employee who participates in the Plan.

(t) Participating Subsidiary:  Any U.S. or Canadian Subsidiary of the Company or such other Subsidiaries as authorized by the Committee.

(u) Payroll Deduction Account:  A book account to which payroll deductions of Participants are credited pursuant to Section 10(c) of the Plan.

(v) Plan:  The Ryder System, Inc. Stock Purchase Plan for Employees, also known as “RyderShares”.

(w) Plan Broker:  A stock brokerage or other financial services firm designated by the Committee in its sole discretion to provide administrative services to the Plan.

(x) Purchase Date:  The last trading day of an Offering Period.

(y) Purchase Price:  The purchase price per Share as determined pursuant to Section 9 of the Plan.

(z) Shares:  Shares of common stock, par value $0.50 per Share, of the Company.

(aa) Subsidiary:  A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor Section thereto).

3.	Shares Subject to the Plan.

(a) Shares Authorized:  Subject to Section 15, the Board has authorized 4,500,000 Shares, including the 1,000,000-Share increase subject to shareholder approval at the 2010 Annual Meeting, which may be issued to the Participants of the Plan. The Shares will be made available to the Participants in a series of quarterly Offering Periods which shall continue until all Shares reserved under the Plan have been issued to the Participants or earlier termination of the Plan. The issuance of the Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan. Any Shares not issued on a given Purchase Date shall be available for issuance in subsequent Offering Periods.

(b) Maximum Shares:  If the total number of Shares purchased by all the Participants on a given Purchase Date exceeds the maximum number of Shares available under the Plan, the Company (i) shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as the Committee shall determine to be equitable, and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned, without interest, to the Participants as promptly as reasonably possible.

(c) Issuance of Shares:  Shares to be delivered to a Participant pursuant to the Plan will be issued in the name of the Participant.

4.	Administration of the Plan.

The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors and joint owners). Subject to Section 16 of the 1934 Act or other applicable law, the Committee may delegate its duties and powers under the Plan to such individuals as it designates in its sole discretion.

5.	Offering Periods.

The Plan may be implemented through a series of one or more Offering Periods, during which Participants will make contributions and pay for their Shares under the Plan. The Offering Period shall be the three (3) month period starting each January, April, July, and October. Notwithstanding the foregoing, the Committee may change the duration of any Offering Period in its sole discretion prior to the start of such Offering Period.

The terms and conditions of each Offering Period may vary, and two or more Offering Periods may run concurrently under the Plan, each with their own terms and conditions. In addition, special Offering Periods may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Committee deems appropriate. In no event, however, shall the terms and conditions of any Offering Period contravene the express limitations and restrictions of the Plan, and the Participants in each separate Offering Period shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

6.	Eligibility.

Any individual who has been an Employee for ninety (90) days prior to the start of an Offering Period, and is an employee on the Offering Commencement Date for that Offering Period is eligible to participate in such Offering Period, except for the following Employees:

(a) Any Employee whose customary employment is twenty (20) hours or less per week within the meaning of Section 423(b)(4)(B) of the Code;

(b) Any Employee who, were such Employee to participate in such Offering Period would (together with any other person whose stock would be attributed to such Employee pursuant to Code Section 424(d)) immediately thereafter own shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company within the meaning of Section 423(b)(3) of the Code; or

(c) Any Employee who qualifies as a “highly compensated employee” within the meaning of Code Section 414(q) and who is subject to the insider reporting requirements of Section 16 of the 1934 Act.

7.	Participation in the Plan.

The Committee shall set forth procedures pursuant to which Participants may elect to participate in a given Offering Period under the Plan.

8.	Enrollment and Restrictions on Participation.

The Enrollment Period is the period of time during which Participants may elect to participate in an offering. An Eligible Employee may enroll and become a Participant by calling the automated voice enrollment system during the Enrollment Period for the applicable Offering Period for which participation is sought. A Participant’s enrollment and chosen rate of payroll deductions shall remain in effect for successive Offering Periods unless otherwise modified in accordance with Section 10 or terminated in accordance with Section 12. No Participant shall be permitted to accrue rights to purchase Shares under the Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any Participating Subsidiary) with an aggregate Fair Market Value (as determined as of each Offering date) in excess of $25,000.00 for any one calendar year in which such right is outstanding within the meaning of Section 423(b)(8) of the Code.

9.	Purchase Price.

The Purchase Price per Share in effect for any Offering Period shall be determined by the Committee in its sole discretion, but in no event shall be less than the lesser of:

(a) Eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Commencement Date; or,

(b) Eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date.

The Purchase Price per Share as determined by the Committee for an Offering Period shall remain in effect for each subsequent Offering Period unless modified by the Committee at least thirty (30) days prior to the applicable Offering Commencement Date.

10.	Payroll Deductions.

(a) Payroll deductions shall be made on each day that Participants are paid during an Offering Period with respect to all Participants who elect to participate in such Offering Period. The deductions shall be made as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) to fifteen percent (15%) of such participant’s Compensation, or a specific dollar amount of the Participant’s Compensation with a minimum of five dollars ($5.00), as elected by the Participant.

(b) Subject to Section 11, a Participant may choose to change the rate of payroll deductions during the last calendar month of an Offering Period to become effective on the next Offering Commencement Date. To effect a change in the rate of payroll deductions, the Participant must call the automated voice enrollment system.

(c) All payroll deductions made with respect to a Participant shall be credited to his/her Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company, and no interest shall accrue on the amounts credited to such Payroll Deduction Accounts. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A Participant may not make any separate cash payment into his/her Payroll Deduction Account, and payment for Shares purchased under the Plan may not be made in any form other than by payroll deductions.

(d) On each Purchase Date the Company shall apply all funds then in a Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be); provided, however, that the maximum number of Shares purchasable per Participant on any Purchase Date shall not exceed 2,500 Shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in Section 15(a). In addition, the maximum number of Shares purchasable in total by all Participants on any one Purchase Date shall not exceed 500,000 Shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in Section 15(a). The Committee shall have the discretionary authority, prior to the start of any Offering Period under the Plan, to increase or decrease the limitations to be in effect for the number of Shares purchasable per Participant and in total by all Participants on each Purchase Date.

(e) As soon as practicable following the Purchase Date, the number of Shares purchased by each Participant shall be deposited into the Brokerage Account in the Participant’s name. Dividends that are declared on the Shares held in such account shall be reinvested in whole Shares at the current Fair Market Value in the open market. The Company shall pay the brokerage fees for these purchases. Subject to Section 10(f) of the Plan, dividends on Shares that a Participant holds in a certificate form, will be sent directly to the Participant by the dividend paying agent. The Participant may opt out of this dividend reinvestment program.

(f) Once the Shares have been purchased, the Participant may (i) transfer his/her Shares to another brokerage account of Participant’s choosing or (ii) request in writing that a stock certificate be issued to him/her with respect to the whole Shares in his/her Plan Broker account and that any fractional Shares remaining in such account be paid in cash to him/her, except that, (1) Participants in Management Levels MS 14-16 may not sell, transfer or request a certificate for one year from the date of purchase and (2) Participants below Management Level 14 may not sell, transfer or request a certificate for three months from the date of purchase. The Committee may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing certificates for such Shares. Any Participant who engages in a “Disqualifying Disposition” of his/her Shares within the meaning of Section 421(b) of the Code shall notify the Company of such Disqualifying Disposition in accordance with Section 22 of the Plan.

(g) Participants shall have no interest or voting rights in the Shares until such Shares have been purchased on the applicable Purchase Date.

(h) All other payroll deductions will be made before deductions under the Plan. If after making these other deductions the Employee’s remaining compensation is less than the deduction under the Plan, no deduction with respect to participation in the Plan will be made for that pay period.

11.	Withdrawal.

Each Participant may withdraw from an Offering Period under such terms and conditions as are established by the Committee in its sole discretion. Upon a Participant’s withdrawal from an Offering Period, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, without interest, to such Participant, as soon as practicable, and he/she shall not be entitled to any Shares on the Purchase Date thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in a subsequent Offering Period if he or she timely enrolls in such Offering Period.

12.	Termination Of Employment.

A Participant shall cease to participate in the Plan upon his/her ceasing to remain an Eligible Employee for any reason. In such event, all payroll deductions credited to the Participant’s Payroll Deduction Account shall be returned, without interest, to such Participant or to his/her designated Beneficiary, as the case may be, as soon as practicable, and such Participant or Beneficiary shall have no future rights to participate in any future Offering Periods.

13.	Leave of Absence.

If a Participant goes on an approved unpaid leave of absence, such Participant shall have the right, exercisable up until the last business day of the Offering Period in which such leave commences, to (a) withdraw from an Offering Period pursuant to Section 11, or (b) have his or her payroll deductions held for the purchase of Shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active service following a leave of absence which exceeds in duration the applicable (x) or (y) time period shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan in accordance with Section 8.

14.	Termination and Amendment of the Plan.

The Plan shall terminate (a) on the date that all of the Shares for sale under the Plan have been purchased, or (b) at any time, at the discretion of the Committee; provided, however, that no termination shall affect outstanding subscriptions.

The Committee may at any time amend the Plan. No amendment shall be effective unless approved by the shareholders of the Company if shareholder approval of such amendment is required to comply with Code Section 423 or to comply with any other applicable law, regulation, or stock exchange rule.

15.	Adjustments Upon Certain Events.

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply:

(a) In the event of any change in the outstanding Shares under the Plan by reason of any Share dividend or split, reorganization, re-capitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any Person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price per Share, (iii) the maximum number of Shares purchasable per Participant on any Purchase Date, (iv) the maximum number of Shares purchasable in total by all Participants under the Plan on any one Purchase Date and/or (v) any other affected provisions under the Plan.

(b) In the event of a Change in Control, the Committee in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any purchase of Shares under the Plan as of the date of the consummation of the Change in Control.

16.	Transferability.

Neither payroll deductions credited to a Participant’s Payroll Deduction Account nor any rights to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11 of the Plan.

17.	No Right To Employment.

The purchase of Shares under the Plan shall impose no obligation on the Company or any Participating Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Participating Subsidiary’s right to terminate the employment of such Participant.

18.	Application of Funds.

All funds received or held by the Company under the Plan may be used for any corporate purpose.

19.	Section 423 Of The Code.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (or any successor Section thereto). Accordingly, all Participants shall have the same rights and privileges under the Plan, subject to any exceptions that are permitted under Section 423(b)(5) of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code (or any successor provision) shall, without further act or amendment, be reformed to comply with the requirements of Section 423 of the Code. This Section 19 of the Plan shall take precedence over all other provisions of the Plan.

20.	Securities Laws Restrictions.

(a) Share Issuance:  Notwithstanding any other provision of the Plan or any agreements entered into pursuant hereto, the Company shall not be required to issue or deliver any certificate for Shares under the Plan, and Shares shall not be considered to have been purchased notwithstanding the tender by the Participant of any consideration therefor, unless and until each of the following conditions has been fulfilled:

(i) There shall be in effect with respect to such Shares a registration statement under the 1933 Act and any applicable state securities laws if the Committee, in its sole discretion, shall have determined to file, cause to become effective and maintain the effectiveness of such registration statement; or if the Committee has determined not to so register the Shares to be issued under the Plan, (a) exemptions from registration under the 1933 Act and applicable state securities laws shall be available for such issuance (as determined by counsel to the Company) and (b) there shall have been received from the Participant (or, in the event of death or disability), the Participant’s heir(s) or legal representative(s) any representations or agreements requested by the Company in order to permit such issuance to be made pursuant to such exemptions; and

(ii) There shall have been obtained any other consent, approval or permit from any state, federal, local or other governmental agency which the Committee shall, in its sole discretion upon the advice of counsel, deem necessary or advisable.

(b) Share Transfers:  Shares issued pursuant to the Plan may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, whether voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, except pursuant to registration under the 1933 Act and applicable federal, state, local or other applicable securities laws or pursuant to exemptions from such registrations. The Company may condition the sale, assignment, transfer, pledge, encumbrance or other disposition of such Shares not issued pursuant to an effective and current registration statement under the 1933 Act and all applicable federal, state, local or other applicable securities laws on the receipt from the party to whom the Shares are to be so transferred of any representations or agreement requested by the Company in order to permit such transfer to be made pursuant to exemptions from registration under the 1933 Act and applicable federal, state, local or other applicable securities laws.

21.	Tax Withholding.

The Company and/or the Participant’s employer shall have the right to withhold from such Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. A Participant may elect to pay a portion or all of such withholding taxes by (i) delivery of Shares or (ii) having Shares withheld by the Company from the Shares otherwise to be received. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to the amount of such withholding taxes.

22.	Notices.

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) and will be deemed given on the date on which such notice is received: Ryder System, Inc., Payroll Department, Attn: Director of Payroll, 11690 NW 105 Street, Miami, Florida 33178; Facsimile (305) 500-4599.

23.	Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.

Ryder System, Inc.
11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before RYDER SYSTEM, INC. the cut-off date or meeting date. Have your proxy card in hand when you C/O PROXY SERVICES access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. P.O. BOX 9163 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS FARMINGDALE, NY 11735 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote over the Internet or by telephone, please do not mail this card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23097-P93804-Z52243 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RYDER SYSTEM, INC. The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 4. Vote on Directors 1. ELECTION OF DIRECTORS NOMINEES: For a three-year term of office expiring at For Against Abstain the 2013 Annual Meeting. 1a. David I. Fuente 0 0 0 Vote on Proposal For Against Abstain 3. Re-approval of the performance criteria under the 1b. Eugene A. Renna 0 0 0 0 0 0 Ryder System, Inc. 2005 Equity Compensation Plan. 1c. Abbie J. Smith 0 0 0 Vote on Proposal Vote on Proposal 2. Ratification of PricewaterhouseCoopers LLP as 4. Approval of amendment to the Ryder System, Inc. 0 0 0 Stock Purchase Plan for Employees to increase the 0 0 0 independent registered certified public accounting number of shares issuable under the plan by 1,000,000. firm for the 2010 fiscal year. This Proxy Card will be voted “FOR” the election of Directors David I. Fuente, Eugene A. Renna and Abbie J. Smith, Proposal 2, Proposal 3 and Proposal 4 if no choice is selected. If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card. For address changes and/or comments, please check this box and write them on 0 the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Directions to the Annual Meeting Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M23098-P93804-Z52243 PROXY RYDER SYSTEM, INC. ANNUAL MEETING — MAY 14, 2010 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregory T. Swienton, Robert E. Sanchez and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 19, 2010, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 14, 2010. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE YOUR SHARES. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side